       As filed with the Securities and Exchange Commission on November 25, 1998
                                        Registration No. 333-67363/333-09652

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                      MOMENTUM BUSINESS APPLICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             ----------------------

              DELAWARE                              7372                             94-3313175
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                            1301 HARBOR BAY BOULEVARD
                         ALAMEDA, CALIFORNIA 94502-6576
                                 (510) 769-5122
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ----------------------

                                  ANEEL BHUSRI
                                    PRESIDENT
                            1301 HARBOR BAY BOULEVARD
                         ALAMEDA, CALIFORNIA 94502-6576
                                 (510) 769-5122
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                             ----------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                                PEOPLESOFT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             ----------------------

              DELAWARE                              7372                             68-0137069
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                               4460 HACIENDA DRIVE
                          PLEASANTON, CALIFORNIA 94588
                                 (925) 694-3000
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ----------------------

                                DAVID A. DUFFIELD
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                PEOPLESOFT, INC.
                               4460 HACIENDA DRIVE
                          PLEASANTON, CALIFORNIA 94588
                                 (925) 694-3000
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                             ----------------------


                                   Copies to:

   HENRY P. MASSEY, JR., ESQ.                         ALFRED J. CASTINO
     STEVEN L. BERSON, ESQ.                        ROBERT D. FINNELL, ESQ.
    PETER S. HEINECKE, ESQ.                            PEOPLESOFT, INC.
    MICHAEL S. RUSSELL, ESQ.                         4460 HACIENDA DRIVE
WILSON SONSINI GOODRICH & ROSATI                 PLEASANTON, CALIFORNIA 94588
    PROFESSIONAL CORPORATION                            (925) 694-3000
       650 PAGE MILL ROAD
    PALO ALTO, CA 94304-1050
         (650) 493-9300

                             ----------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X] *

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

* With respect to the Form S-3.

                                              CALCULATION OF REGISTRATION FEE
==========================================================================================================================
            TITLE OF EACH CLASS                                              PROPOSED MAXIMUM
            OF SECURITIES TO BE                      AMOUNT TO BE            AGGREGATE OFFERING            AMOUNT OF
                REGISTERED                            REGISTERED                  PRICE (2)             REGISTRATION FEE
-----------------------------------------------   -------------------      ---------------------      --------------------
Momentum Class A Common Stock, par value
$0.001 per share ..............................   4,750,000 shares(1)         $300,000,000.00            $83,400.00(5)
-----------------------------------------------   -------------------      ---------------------      --------------------
PeopleSoft Common Stock, par value $0.01 per
share(3) ......................................   4,000,000 shares(4)               n/a                        n/a
==========================================================================================================================

(1) Based on an estimate of the maximum number of shares of Momentum Class A Common Stock issuable in connection with the distribution described herein.

(2) Estimated solely for the purpose of calculating the registration statement fee pursuant to Rule 457(f)(2) under the Securities Act of 1933 based on the adjusted book value of the Momentum Class A Common Stock after giving effect to the distribution described herein. No consideration will be paid by the recipients of the Momentum Class A Common Stock.

(3) The Momentum Class A Common Stock may be converted into such shares of PeopleSoft Common Stock if PeopleSoft exercises the Purchase Option (as defined herein) with respect to the Momentum Class A Common Stock. Pursuant to Rule 457(i) under the Securities Act of 1933, as amended, no separate fee is required with respect to these shares of PeopleSoft Common Stock.

(4) Estimated number of shares that may be issuable by PeopleSoft in payment of the exercise price of the Purchase Option based upon a price of $23.19 per share of PeopleSoft Common Stock, the average of the high and low prices per share of PeopleSoft Common Stock as reported on the Nasdaq National Market on November 9, 1998. An additional indeterminable number of shares are also being registered to cover any adjustments that may be required as a result of (i) fluctuations in the per share price of PeopleSoft Common Stock and the corresponding number of shares of PeopleSoft Common Stock required to be issued in payment of the exercise price of the Purchase Option (ii) final determination of the Purchase Option Exercise Price and (iii) stock splits or similar events.

(5) Previously paid.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS
        SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
                  SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR
      UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE
    AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                             [PeopleSoft Letterhead]

December ___ , 1998

Dear Stockholder:

        I am pleased to send you the attached prospectus concerning Momentum Business Applications, Inc. ("Momentum") and notify you of the special distribution of shares of Momentum Class A Common Stock (the "Distribution") to the holders of Common Stock of PeopleSoft, Inc. ("PeopleSoft"). Each holder of PeopleSoft Common Stock at the close of business on December __, 1998 (the record date for the Distribution) will receive one share of Momentum Class A Common Stock for each 50 shares of PeopleSoft Common Stock then held.

        The Distribution is expected to occur on or about December ___, 1998. The shares of Momentum Class A Common Stock will be held in "book-entry" form, although stock certificates are available upon request. Boston EquiServe, L.P., is acting as distribution agent and will be responsible for making book-entry credits to holders of record on the record date and for mailing stock certificates to Momentum stockholders upon request. The Momentum Class A Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "MMTM."

        PeopleSoft formed Momentum to select and develop certain software application products, and to commercialize such products, most likely through licensing to PeopleSoft. In exchange for all of the shares of Momentum Common Stock outstanding prior to the Distribution, PeopleSoft will contribute $300 million to Momentum to be used for the development of these software application products. PeopleSoft, as the sole holder of the Momentum Class B Common Stock following the Distribution, will have the option to repurchase all, but not less than all, of the outstanding shares of Momentum Class A Common Stock under specified conditions. In addition, in exchange for technology licenses granted by PeopleSoft to Momentum and a commitment by PeopleSoft to make specified payments on sales of certain products, PeopleSoft will have an exclusive option to license any products and technology developed by Momentum.

        Momentum's software application development activities will take place under a development and license agreement with PeopleSoft. It is anticipated that substantially all of Momentum's funds will be directed toward developing the following software application products: (i) electronic business ("e-business") applications; (ii) analytic applications; and (iii) software applications designed for specific industry segments.

        The goal of providing e-business applications, analytic applications and industry-specific software applications for a number of different industries involves an ambitious product development effort that requires market specific domain expertise significantly different from PeopleSoft's existing skill base. PeopleSoft believes that it should form Momentum to pursue this opportunity because of time to market considerations and the unique skills and technologies needed to develop these new software application products.

        By creating Momentum and distributing the Momentum Class A Common Stock to PeopleSoft stockholders, PeopleSoft will separate the risks associated with developing these new software application products from the risks associated with PeopleSoft's traditional cross-industry enterprise resource planning applications. Thus, the transaction will provide an opportunity for PeopleSoft's stockholders to increase or decrease their level of participation in this new business by varying their level of investment in Momentum following the Distribution.

        We are very enthusiastic about this opportunity for Momentum to develop new software application products for commercialization by PeopleSoft.

        The attached prospectus contains important information about the Distribution and about the proposed business of Momentum. I encourage you to read it carefully. Holders of PeopleSoft Common Stock on the record date for the Distribution are not required to take any action to participate in the Distribution. However, the distribution will be taxable to you as a dividend. Please read the information set forth under the caption "Certain Federal Income Tax Considerations" in the attached prospectus and consult your tax advisor with respect to the income tax consequences of the Distribution to you.

                                          Sincerely,


                                          David A. Duffield
                                          President and Chief Executive Officer

                              [RED HERRING LEGEND]

        The information in this prospectus is not complete and may be changed. Momentum and PeopleSoft may not sell or distribute these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 25, 1998

PROSPECTUS
                                4,750,000 SHARES

                      MOMENTUM BUSINESS APPLICATIONS, INC.

                              CLASS A COMMON STOCK

        PeopleSoft, Inc. will distribute to the holders of record of PeopleSoft Common Stock as of the close of business on December__, 1998 approximately 4,750,000 shares of the Class A Common Stock of Momentum Business Applications, Inc. Each such holder of PeopleSoft Common Stock will receive one share of Momentum Class A Common Stock for every 50 shares of PeopleSoft Common Stock then held. This distribution will be taxable as a dividend to the recipients of the Momentum Class A Common Stock.

        Under Momentum's Certificate of Incorporation, PeopleSoft has the right to purchase all (but not less than all) of the Momentum Class A Common Stock. PeopleSoft may exercise this right at any time from the date the Momentum Class A Common Stock is distributed to its stockholders until the earlier of (i) December 31, 2002 (or later, if extended as provided in Momentum's Certificate of Incorporation) or (ii) the 60th day after which PeopleSoft receives notice that Momentum holds less than $2.5 million in cash and marketable securities. The exercise price for such right will be determined in accordance with a formula contained in Momentum's Certificate of Incorporation. PeopleSoft may pay the exercise price in cash, PeopleSoft Common Stock, or any combination of the two. This prospectus also covers 4,000,000 shares of PeopleSoft Common Stock, the estimated number of shares of PeopleSoft Common Stock that may be issuable by PeopleSoft in connection with such exercise.

        No public market currently exists for Momentum's securities. The Momentum Class A Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "MMTM." The PeopleSoft Common Stock is quoted on the Nasdaq National Market under the symbol "PSFT." On November 24, 1998, the closing price of PeopleSoft Common Stock was $21.50.

                                   ----------

        THE SHARES OF MOMENTUM CLASS A COMMON STOCK DISTRIBUTED HEREUNDER AND THE RELATED SHARES OF PEOPLESOFT COMMON STOCK (IF THE PURCHASE OPTION IS EXERCISED) INVOLVE A HIGH DEGREE OF RISK.

        PLEASE READ CAREFULLY THE " MOMENTUM RISK FACTORS" SECTION BEGINNING ON PAGE 13 OF THIS PROSPECTUS AND THE "PEOPLESOFT RISK FACTORS" SECTION BEGINNING ON PAGE 22 OF THIS PROSPECTUS.

                                   ----------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is December ___, 1998.



                                        TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----
Prospectus Summary............................................................................ 3
Glossary......................................................................................11
Momentum Risk Factors ........................................................................13
PeopleSoft Risk Factors ......................................................................22
Distribution of Momentum Class A Common Stock.................................................35
Plan of Distribution of PeopleSoft Common Stock...............................................36
Momentum Capitalization.......................................................................37
Reasons for the Distribution and Effects on PeopleSoft........................................38
Business of Momentum..........................................................................40
Available Information.........................................................................44
Incorporation of Certain Documents by Reference...............................................45
Management of Momentum........................................................................46
Security Ownership of Momentum................................................................47
Selected Financial Data of Momentum...........................................................48
Management's Discussion and Analysis of Financial Condition and Results of Operations.........49
The Agreements and the Purchase Option........................................................51
Certain Federal Income Tax Considerations.....................................................57
Description of Momentum Capital Stock.........................................................60
Transfer Agent and Registrar..................................................................61
Experts.......................................................................................61
Legal Matters.................................................................................61
Index to Financial Statements.................................................................F-1
Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated.................................A-1

                                   ----------

               You should rely only on the information contained in this prospectus, the related registration statement and any documents incorporated by reference into the registration statement. Momentum and PeopleSoft have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Momentum and PeopleSoft are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Momentum and PeopleSoft's business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements. Certain words that are capitalized in this summary are defined in the Glossary following this summary.

                       WHY THIS PROSPECTUS WAS SENT TO YOU

        This prospectus is being delivered by PeopleSoft, Inc., a Delaware corporation ("PeopleSoft"), to you because you were a holder of PeopleSoft Common Stock on December __, 1998. This entitles you to receive a distribution of one share of the Class A Common Stock of a new company, Momentum Business Applications, Inc., a Delaware corporation ("Momentum"), for each 50 shares of PeopleSoft Common Stock held by you on December __, 1998. Although no action is required on your part to cause this to happen and you do not have to pay cash or other consideration to receive these shares, the distribution of these shares to you will be taxable as a dividend, so please read carefully the information in this prospectus regarding the tax consequences of this transaction.

        This prospectus describes the business of Momentum, the relationship between PeopleSoft and Momentum, how this transaction benefits PeopleSoft and its stockholders and provides other information to assist you in evaluating the benefits and risks of holding or disposing of your shares of Momentum Class A Common Stock. The Momentum Class A Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "MMTM."

                              BUSINESS OF MOMENTUM

        PeopleSoft is a leader in the development, marketing, licensing and support of enterprise client/server business administration software application solutions. PeopleSoft recently formed Momentum to develop and commercialize new software products and technology.

        Momentum plans to develop products and technology based on product plans developed in conjunction with PeopleSoft. Momentum currently expects that these products will include:

        1. Electronic business ("e-business") applications that will be intuitive, user-focused solutions that enable people to conduct a broad range of business processes and commercial transactions over the Internet or a customer's intranet. These e-business applications will include a new extended-enterprise class of applications that integrate content from a customer's intranet, third party information and service providers and PeopleSoft's traditional cross-industry enterprise resource planning ("ERP") applications.

        2. Analytic applications that will utilize information captured by enterprise on-line transaction processing ("OLTP") applications and other information sources to facilitate business decisions.

        3. Software applications designed for specific industries -- such as utilities, professional services, financial services, retailing and health care -- that will provide information processing capabilities for business functions required in those industries. These industry-specific applications are expected to use PeopleSoft's rapid application development environment and architecture, known as PeopleTools(R), and complement PeopleSoft's existing cross-industry ERP applications in the areas of financial management, human resource management and supply chain management.

        Momentum anticipates that it will have limited staff and facilities. As a result, Momentum will engage PeopleSoft and/or other firms to perform substantially all of the research and development activities necessary to develop its products. These products will be owned by Momentum, which will then license, sell or grant distribution rights to these products to PeopleSoft and/or others. Momentum may also acquire or invest in complementary companies, products, or technologies or enter into joint ventures or strategic alliances with other companies as a part of its overall strategy to accelerate or enhance product development. In addition, PeopleSoft will perform a variety of administrative activities for Momentum under a separate services arrangement.

                  RELATIONSHIP BETWEEN PEOPLESOFT AND MOMENTUM

FORMATION AND FUNDING

        Prior to the distribution of the Momentum Class A Common Stock to the PeopleSoft stockholders (the "Distribution"), PeopleSoft will contribute $300 million in cash to Momentum to fund product development and operating expenses. This payment will reduce the total amount of cash, cash equivalents, and short-term and long-term investments on PeopleSoft's balance sheet by $300 million. Upon completion of the Distribution, Momentum will cease to be a wholly-owned subsidiary of PeopleSoft, and PeopleSoft's stockholders' equity will be reduced by $300 million. Momentum will have no assets other than the $300 million initially contributed by PeopleSoft and the contract rights described below. PeopleSoft does not currently intend to provide any additional funding to Momentum. However, PeopleSoft has a right of first refusal, but not an obligation, to provide additional funding to Momentum.

STOCK OWNERSHIP AND CORPORATE GOVERNANCE

        Class A and Class B Common Stock. Momentum has two classes of Common Stock, Class A Common Stock (which is subject to PeopleSoft's Purchase Option described below) and Class B Common Stock. PeopleSoft owns all of the authorized shares of the Momentum Class B Common Stock. Under Momentum's Certificate of Incorporation, Momentum will be prohibited from taking or permitting any action that would alter PeopleSoft's rights under the Purchase Option. Momentum may not, without the consent of PeopleSoft as the sole holder of the Momentum Class B Common Stock, merge, liquidate, transfer or encumber any substantial assets, or amend its Certificate of Incorporation to change any of the following:

        o       the PeopleSoft Purchase Option;

        o       the authorized capitalization of Momentum; or

        o the portions of Momentum's Certificate of Incorporation governing the Board of Directors.

        Board of Directors. Momentum's Board of Directors will consist of four directors, one selected by the holders of the Momentum Class B Common Stock and three selected by the holders of the Momentum Class A Common Stock. The representative of the Momentum Class B Common Stock will serve a one-year term. The representatives of the Momentum Class A Common Stock will serve staggered three-year terms. Momentum currently has one director, Aneel Bhusri, an officer of PeopleSoft and the interim President of Momentum, who will be the representative of the Momentum Class B Common Stock. Momentum expects that prior to the Distribution, Mr. Bhusri will appoint an individual who is unaffiliated with PeopleSoft and has experience in the software industry to replace Mr. Bhusri as President of Momentum. The new President will be one of the three directors who represents the holders of the Momentum Class A Common Stock. The new President will propose two additional persons unaffiliated with PeopleSoft and with experience in the software industry, finance or accounting to fill the remaining vacancies on the Board of Directors. At each annual meeting of stockholders, the holders of the Momentum Class A Common Stock will select one director to serve a three-year term, and the holders of the Momentum Class B Common Stock will select one director to serve a one-year term.

PURCHASE OPTION

        Under Momentum's Certificate of Incorporation, PeopleSoft has the right to purchase all (but not less than all) of the outstanding Momentum Class A Common Stock (the "Purchase Option") at any time prior to December 31, 2002. This deadline will be extended for successive six month periods if, as of any June 30 or December 31 date beginning with June 30, 2002, Momentum has not paid or accrued expenses for all but $15 million of the Available Funds as of such date. The Purchase Option will terminate on the 60th day after Momentum provides PeopleSoft with a statement that, as of the end of any calendar month, there are less than $2.5 million of the Available Funds remaining.

        If PeopleSoft exercises its Purchase Option, the exercise price (the "Purchase Option Exercise Price") will be the greatest of:

        1. 15 times the sum of (i) the actual worldwide payments made by or due from PeopleSoft to Momentum with respect to all Licensed Products and Developed Technology for the four calendar quarters immediately preceding the quarter in which the Purchase Option is exercised (the "Base Period"); plus (ii) such payments as would have been made during the Base Period by, or due from, PeopleSoft to Momentum if PeopleSoft had not previously exercised its Product Payment Buy-Out Option with respect to any Momentum Product (for purposes of the calculations in (i) and (ii), payments will be annualized for any product that has not been a Licensed Product for all of each of the four calendar quarters in the Base Period);

                minus

                any amounts previously paid by PeopleSoft to exercise any Product Payment Buy-Out Option for such Momentum Product;

        2. the fair market value of 720,000 shares of PeopleSoft Common Stock (adjusted in the event of a stock split) as of the date the Purchase Option is exercised;

        3. $350,000,000 plus any additional funds contributed to Momentum by PeopleSoft, less the aggregate of all amounts paid or incurred by Momentum to develop Momentum Products or pursuant to the Services Agreement as of the date the Purchase Option is exercised; or

        4.      $90,000,000.

        In each case, the amount payable as the Purchase Option Exercise Price will be reduced to the extent, if any, that Momentum's liabilities at the time of exercise (other than liabilities under the Development Agreement, the Services Agreement and the Marketing Agreement) exceed Momentum's cash and cash equivalents, and short-term and long-term investments (excluding any Available Funds). PeopleSoft may pay the Purchase Option Exercise Price in cash, in PeopleSoft Common Stock or in any combination of the two. Any PeopleSoft Common Stock issued to holders of Momentum Class A Common Stock in connection with the exercise of the Purchase Option will be freely tradeable upon receipt. The per share purchase price of the Momentum Class A Common Stock will be reduced if Momentum issues additional Momentum Class A Common Stock after the date of this prospectus and prior to the date that PeopleSoft exercises the Purchase Option.

CONTRACTUAL ARRANGEMENTS

        PeopleSoft and Momentum have entered into a series of agreements -- a Development and License Agreement (the "Development Agreement"), a Marketing and Distribution Agreement (the "Marketing Agreement") and a Services Agreement (the "Services Agreement") -- that set forth:

        o       the permitted uses of the Available Funds;

        o       Momentum's rights to use certain technology of PeopleSoft;

        o the development work and other services to be performed by PeopleSoft; and

        o PeopleSoft's rights with respect to the products to be developed by Momentum.

        The following summary sets forth the principal terms and conditions of the Development Agreement, the Marketing Agreement and the Services Agreement. Please refer to the actual agreements for a more complete description of the rights and obligations of the parties under these agreements.

        Development Agreement. Under the terms of the Development Agreement, PeopleSoft will propose to Momentum that Momentum develop certain software products and related technologies. If Momentum agrees to develop a product, then Momentum and PeopleSoft will agree on a timetable, budget and specifications for the product. PeopleSoft has granted Momentum a license to some of its technology, including its PeopleTools(R) technology, for the purpose of developing products under the Development Agreement. Products developed under the Development Agreement are referred to in this prospectus as "Momentum Products." Momentum may use the Available Funds only to develop or acquire Momentum Products and related technologies and for related administrative expenses.

        Momentum may develop or acquire third party software toolsets ("Developed Technology") for the purpose of developing Momentum Products. Momentum will grant PeopleSoft a license with respect to the Developed Technology in exchange for PeopleSoft's agreement to pay Momentum a 1% royalty on PeopleSoft's net revenues from sales of any products PeopleSoft develops using the Developed Technology for a period of 10 years.

        Momentum plans to undertake the research and development required by the Development Agreement by contracting with third parties because it will have limited staffing and facilities. Momentum currently expects that it will contract with PeopleSoft for various research and development and other services, but PeopleSoft is not obligated to provide Momentum with any such services. Momentum will
                                       -6-
pay PeopleSoft 110% of PeopleSoft's fully burdened costs relating to the research and development provided by PeopleSoft to Momentum.

        The Development Agreement automatically expires on the exercise or expiration of the Purchase Option.

        Marketing Agreement. Under the Marketing Agreement, Momentum has granted PeopleSoft certain distribution and licensing rights with respect to the Momentum Products. Prior to a Momentum Product becoming Generally Available, PeopleSoft has an exclusive license to market and distribute the Momentum Product. PeopleSoft will pay Momentum a 6% royalty on any such sales. PeopleSoft's exclusive license with respect to a Momentum Product expires upon the earlier of (i) the exercise or expiration of the License Option with respect to that Momentum Product or (ii) the expiration of the Purchase Option. PeopleSoft has agreed to use commercially reasonable efforts to promptly conduct marketing with respect to each Momentum Product prior to such product becoming Generally Available.

        In addition, PeopleSoft has an option (the "License Option") to obtain a perpetual, exclusive license to market, distribute, sublicense, support and enhance any Momentum Product. PeopleSoft may exercise this right at any time prior to the earlier of (i) 30 days after the Momentum Product becomes Generally Available or (ii) the expiration of the Purchase Option. Upon exercise of the License Option with respect to a Momentum Product, PeopleSoft will be responsible for any further development and support of that product. PeopleSoft will then pay Momentum a royalty on Net Revenues of the Momentum Product based on a formula contained in the Development Agreement for a period of 10 years. PeopleSoft may eliminate this continuing royalty obligation by paying Momentum a lump sum in accordance with a formula specified in the Development Agreement.

        If PeopleSoft does not exercise its License Option with respect to a particular Momentum Product, Momentum may commercialize the product itself or with the assistance of parties other than designated competitors of PeopleSoft.

        Services Agreement. Under the Services Agreement, PeopleSoft will provide Momentum, for a fee, certain services relating to administration, including accounting, finance, human resources and legal services.

                          REASONS FOR THE DISTRIBUTION

        PeopleSoft and Momentum believe that an attractive business opportunity exists to develop e-business applications, analytic applications and industry-specific software applications. However, PeopleSoft is not in a position to capture this opportunity because PeopleSoft does not presently have the required expertise to develop such applications. PeopleSoft believes that the formation of Momentum will benefit PeopleSoft stockholders by:

        o separating this new business, with its own unique market opportunity and risk/reward profile, from PeopleSoft's traditional cross-industry ERP applications;

        o enabling PeopleSoft stockholders to increase or decrease their level of participation in this new business by varying their level of investment in Momentum (by selling or acquiring Momentum shares in the open market); and

        o allowing PeopleSoft's financial results to continue to reflect principally its traditional cross-industry ERP applications business and previously existing industry initiatives.

                                THE DISTRIBUTION

        Each PeopleSoft stockholder will receive one share of Momentum Class A Common Stock for every 50 shares of PeopleSoft Common Stock held. As of October 31, 1998, PeopleSoft had 233,017,263 shares of Common Stock outstanding.

        Record Date, Distribution Date. The record date for the Distribution will be the close of business on December __, 1998. The Distribution is expected to take place on or about December __, 1998, subject to certain conditions.

        No Fractional Shares. No fractional shares of Momentum Class A Common Stock will be distributed. Fractional shares of Momentum Class A Common Stock will be aggregated and sold by Momentum's transfer agent and distribution agent for the Distribution, Boston EquiServe, L.P., to provide cash to holders in lieu of such fractional shares.

        Trading Market. The Momentum Class A Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "MMTM."

        All Shares Subject to Purchase Option. All shares of the Momentum Class A Common Stock will be subject to the Purchase Option. PeopleSoft will decide whether to exercise the Purchase Option based on the prevailing circumstances at the time consideration is given to its exercise. Such circumstances include the extent to which Momentum is successful in developing Momentum Products, the level of market acceptance such products initially achieve (as indicated by initial licensing activities under PeopleSoft's License Option), and whether the Momentum Products will fit PeopleSoft's business strategies at the time of such exercise evaluation.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

        It is expected that the Distribution will be taxable to each PeopleSoft stockholder in the amount of the fair market value of the Momentum Class A Common Stock distributed to such PeopleSoft stockholder. In early 1999, each recipient of distributed Momentum Class A Common Stock will receive an IRS Form 1099-DIV reflecting the fair market value of the Momentum Class A Common Stock distributed. The recipient's initial basis (for income tax purposes) in the distributed Momentum Class A Common Stock will be the fair market value of such shares at the time of the Distribution.

        Upon the sale or other disposition of the Momentum Class A Common Stock, including the exercise by PeopleSoft of the Purchase Option, a holder of the Momentum Class A Common Stock will have a taxable gain or loss equal to the difference between the value of the consideration received from PeopleSoft in such exercise and such holder's basis in the Momentum Class A Common Stock, unless PeopleSoft were to exercise the Purchase Option solely for shares of PeopleSoft Common Stock and certain other conditions were satisfied, in which case receipt of the PeopleSoft Common Stock may be tax-free to the holder under current federal income tax laws.

        The Distribution, any subsequent sale of Momentum Class A Common Stock, and the exercise or expiration of the Purchase Option may have other federal income tax consequences to holders. See "Certain Federal Income Tax Considerations."

        Each PeopleSoft stockholder is urged to consult their own tax advisors with respect to the tax consequences of this transaction.

                                  RISK FACTORS

        Ownership of the Momentum Class A Common Stock involves a high degree of investment risk. The risk factors below should be considered carefully in evaluating the ownership of the Momentum Class A Common Stock. See "Risk Factors."

        o       Momentum is a newly formed company.

        o Momentum and PeopleSoft may not be successful in selecting and developing any Momentum Products.

        o Momentum may not be able to access developers with the domain expertise necessary to develop the Momentum Products.

        o Momentum and PeopleSoft may not successfully commercialize any Momentum Products.

        o Momentum may not have sufficient funds to complete the development of any or all of the Momentum Products.

        o The Development Agreement, the Marketing Agreement and the Services Agreement between PeopleSoft and Momentum and PeopleSoft's rights as holder of the Momentum Class B Common Stock may restrain Momentum from taking certain actions, including actions with third parties, and may impair the ability of Momentum to raise additional capital.

        o PeopleSoft may not exercise the License Option for any Momentum Products or exercise the Purchase Option to acquire all of the outstanding Momentum Class A Common Stock.

        o There may be conflicts of interest between PeopleSoft and Momentum, including competition from PeopleSoft.

        o PeopleSoft can allocate its resources as it deems appropriate and is not obligated to accept any development projects proposed by Momentum.

        o The terms of the Development Agreement, the Marketing Agreement and the Services Agreement between PeopleSoft and Momentum were not negotiated at arm's length.

        o Because Momentum Products will be based on PeopleSoft's technology and designed to interface and be compatible with PeopleSoft's products, Momentum may not be able to design products that will be compatible with other technologies.

        o Momentum and PeopleSoft will face competition from others with greater resources, experience and market presence.

        o Momentum may pursue acquisitions of other businesses or technologies to enhance or accelerate its product development, which would involve various risks and uncertainties.

        o To avoid potential conflicts of interest, the largest stockholder in Momentum plans to reduce his percentage ownership in the Momentum Class A Common Stock shortly after the Distribution from approximately 21% of the outstanding shares to just below 5% of the outstanding shares through the sale or other disposition of approximately 16% of the outstanding shares, which could have an adverse effect on the trading price of the Momentum Class A Common Stock.

        o Momentum cannot license its products to a third party unless or until PeopleSoft determines not to exercise the License Option with respect to a given Momentum Product, or the License Option expires with respect to that Momentum Product.

        o Momentum and PeopleSoft may not be successful marketing and licensing the Momentum Products outside North America without significant localization efforts.

        o Momentum Products may infringe the patents, copyrights or other intellectual property rights of others.

        o The holders of the Momentum Class A Common Stock will not elect Momentum's initial Board of Directors.

        o Because of Momentum's staggered Board of Directors, the holders of Momentum Class A Common Stock will be able to elect only one director at each annual meeting.

        o There has not been a trading market for the Momentum Class A Common Stock prior to the Distribution and the trading market for, and the trading price of, the Momentum Class A Common Stock after the Distribution cannot be predicted.

        o Momentum has included certain anti-takeover provisions in its Certificate of Incorporation that could make it more difficult for a third party to gain control of Momentum, which could have an adverse effect on the trading price of the Momentum Class A Common Stock.

        o Momentum may be adversely affected if entities which provide services to it or to PeopleSoft are not Year 2000 compliant.

                                INVESTOR CONTACT

    Momentum and PeopleSoft stockholders with questions about the Distribution should contact PeopleSoft's principal executive offices at 4460 Hacienda Drive, Pleasanton, California 94588; telephone (925) 694-1496.

                                           GLOSSARY

Available Funds.............. The initial $300 million contribution by PeopleSoft to Momentum plus the interest earned on such funds less amounts spent to develop or acquire
                              Momentum Products and related technology and for related administrative expenses.

Developed Technology......... Software toolsets developed by Momentum or acquired by Momentum from parties other than PeopleSoft pursuant to the Development
                              Agreement.

Development Agreement........ The Development and License Agreement between PeopleSoft and Momentum dated December __, 1998 whereby certain research and development projects are requested by PeopleSoft, approved by Momentum and then undertaken by
                              Momentum.

Development Costs............ Costs incurred by Momentum to develop products under the Development
                              Agreement.

Distribution................. PeopleSoft's distributing, on a pro rata basis, the Momentum Class A
                              Common Stock to the record holders of PeopleSoft Common Stock as of
                              December __, 1998.

e-business................... Electronic business.

ERP applications............. Enterprise resource planning applications.

Generally Available.......... A determination by PeopleSoft that a Momentum Product has successfully completed the pre-release testing model PeopleSoft uses with its own products and meets the specifications agreed to by PeopleSoft and Momentum pursuant to the Development
                              Agreement.

License Option............... PeopleSoft's option to obtain a perpetual, exclusive license to market, distribute, sublicense, support and enhance any Momentum Product.

Licensed Product............. A Momentum Product licensed by PeopleSoft under the License Option.




Marketing Agreement ......... The Marketing and Distribution Agreement between Momentum and
                              PeopleSoft dated December __, 1998 whereby PeopleSoft is granted certain rights with respect to the licensing and distribution of the
                              Momentum Products.

Momentum Products............ Products developed under the Development Agreement.

Net Revenue.................. End user license fees received by PeopleSoft for licensing or sub-licensing the Momentum Products less the value of bundled services and development and enhancement expenses incurred by
                              PeopleSoft on Licensed Products.

OLTP......................... On-line transaction processing.

PeopleSoft Technology........ PeopleSoft's PeopleTools(R) technology and any other software products or technologies which PeopleSoft agrees to contribute to Momentum pursuant to the Development Agreement.

Product Payment Buy-Out
Option....................... The right of PeopleSoft under the Marketing Agreement to eliminate its obligation to pay royalties on a Licensed Product by instead making a single lump sum payment.

Product Payments............. Amounts payable by PeopleSoft to Momentum for Licensed Products.

Purchase Option.............. The right of PeopleSoft to purchase all, but not less than all, of the outstanding Momentum Class A Common Stock at the Purchase Option
                              Exercise Price.

Purchase Option Exercise
Price........................ Amount payable by PeopleSoft to acquire all of the outstanding shares of the Momentum Class A Common Stock upon exercise of the Purchase
                              Option.

Services Agreement........... The Services Agreement between Momentum and PeopleSoft dated
                              December __, 1998 whereby PeopleSoft agrees to provide Momentum with certain administrative services including accounting, finance, human resources and legal services.

                              MOMENTUM RISK FACTORS

        You should carefully consider the risks described below when evaluating your ownership of the Momentum Class A Common Stock. The risks and uncertainties described below are not the only ones Momentum faces. Additional risks and uncertainties Momentum is presently not aware of or that it currently considers immaterial may also impair Momentum's business operations.

        If any of the following risks actually occurs, Momentum's business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of the Momentum Class A Common Stock could decline significantly.

        This prospectus also contains forward-looking statements. These statements include words such as "may," "will," "expect," "believe," "intend," "anticipate," "estimate" or similar words. These statements are based on Momentum's current beliefs, expectations and assumptions. Momentum's actual results could differ materially from those anticipated in these forward-looking statements due to certain factors, including the risks described below and elsewhere in this prospectus. Momentum undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISKS ASSOCIATED WITH FORMING A NEW COMPANY

        Momentum is a newly formed company. It faces all of the risks associated with establishing a new business enterprise in the software industry. Momentum will incur substantial losses for several years as it develops its products. Momentum will be able to recover such losses only if its development efforts are successful.

RISKS ASSOCIATED WITH PRODUCT SELECTION AND DEVELOPMENT

        Momentum has entered into the Development Agreement with PeopleSoft that requires Momentum to use all the Available Funds in connection with the research and development of products that PeopleSoft proposes and Momentum approves. These products may not be the appropriate products for development. To date, PeopleSoft has relied upon third parties to develop industry-specific software and has obtained these products through licensing arrangements or acquisitions. PeopleSoft, therefore, does not have substantial experience in developing industry-specific products. In addition, neither PeopleSoft nor Momentum have significant familiarity with the evolving markets of e-business and analytic application products. Such inexperience and unfamiliarity may cause PeopleSoft and Momentum to choose inappropriate products for development.

        Even if PeopleSoft and Momentum choose appropriate products for development, Momentum may not be able to successfully develop such products. Developing any of these products involves a number of risks and uncertainties, including:

        o it may be difficult to assemble a workforce with sufficient domain expertise;

        o evolving customer demands for product functionality may require greater resources than originally anticipated;

        o Momentum may need to develop new technologies to address increased product functionality requirements;

        o development efforts may be complex and such complexities may create a risk that these products will not be technologically feasible; and

        o any products developed may rapidly become obsolete or require substantial resources to stay current.

Any one or all of these factors may prevent Momentum from successfully developing any of these software application products.

        PeopleSoft has granted Momentum a license to use PeopleSoft Technology to develop products under the Development Agreement. However, some or all of the products Momentum may attempt to develop under the Development Agreement may require new technologies, or enhancements or modifications to existing PeopleSoft Technology. Momentum may not be able to acquire or develop the technology necessary to successfully develop its products.

RISKS ASSOCIATED WITH MARKETING MOMENTUM PRODUCTS

        PeopleSoft or Momentum may not be able to successfully market any products developed by Momentum. PeopleSoft may need to develop or expand its marketing capabilities in order to commercially exploit any products it chooses to license from Momentum, and PeopleSoft may be unable or unwilling to undertake such a development or expansion of its marketing capabilities. If PeopleSoft does not choose to license a product developed under the Development Agreement, Momentum will have to identify other ways of commercially exploiting that product as Momentum currently has no marketing capabilities. If Momentum decides to market a product itself or through a third party, PeopleSoft may not approve Momentum's use of Available Funds for marketing the product. Additionally, Momentum may not have sufficient resources to fund any such marketing effort. Even if acceptable marketing resources are available, the products developed by Momentum may be unsuccessful in the market.

RISKS ASSOCIATED WITH FINANCING MOMENTUM

        Prior to the Distribution, PeopleSoft will contribute $300 million in cash to Momentum. PeopleSoft does not currently intend to contribute additional funds to Momentum, although it may do so in the future. Under the Development Agreement, Momentum must use all the Available Funds in connection with the research and development of Momentum Products and for related administrative expenses. Momentum may not have sufficient funds to complete the development of any such products.

        Although Momentum is not prohibited from raising additional capital by any of the arrangements between Momentum and PeopleSoft, PeopleSoft's Purchase Option and its rights as the sole holder of the Momentum Class B Common Stock may make it difficult for Momentum to raise additional capital. For example, PeopleSoft's Purchase Option (and its ability to control certain matters as the sole holder of the Momentum Class B Common Stock) may make it more difficult for a third party to acquire Momentum even if a change of control could benefit Momentum's stockholders by providing them with a premium over the then current market price of their shares. As a result, the market value and liquidity of the Momentum Class A Common Stock may be adversely affected.

        If the Purchase Option expires unexercised, Momentum may have very little cash, few assets and an undeterminable number of products under research and development. Momentum may also have very little internal expertise in product development or marketing. Under these circumstances, third parties might be reluctant to lend money to or to invest in Momentum.

NO ASSURANCE OF EXERCISE OF PEOPLESOFT'S LICENSE OPTION OR PURCHASE OPTION

        PeopleSoft is not obligated to exercise its License Option with respect to any Momentum Product. If PeopleSoft elects not to exercise its License Option with respect to a product, Momentum may be required to find alternative ways to commercialize the product. Momentum may not be able to establish alternative channels to commercialize its products. In addition, the Marketing Agreement prevents Momentum from commercializing any products containing PeopleSoft Technology through designated competitors of PeopleSoft.

        PeopleSoft has sole discretion as to when, if ever, it exercises the Purchase Option, and may choose to do so at a time when the purchase price is as low as possible. If PeopleSoft does not exercise the Purchase Option, the Development Agreement will expire and Momentum may need to seek alternative research and development facilities, either independently or with a third party. Momentum may not be able to obtain access to adequate research and development facilities on a timely basis, on acceptable terms, or at all.

POTENTIAL CONFLICTS OF INTEREST WITH PEOPLESOFT

        DEPENDENCE ON PEOPLESOFT FOR PERSONNEL AND FACILITIES. Momentum expects that it will engage PeopleSoft to perform substantially all of the research and development required under the Development Agreement. Momentum believes that PeopleSoft's current and planned personnel and facilities will be adequate for PeopleSoft to perform such work. However, PeopleSoft is not obligated to perform any research and development for Momentum. In the event PeopleSoft agrees to undertake any research and development projects for Momentum, PeopleSoft will be able to allocate its personnel and facilities among its own or Momentum's projects as it deems appropriate, subject only to its obligation to use diligent efforts under the Development Agreement.

        DEPENDENCE ON PEOPLESOFT TECHNOLOGY. Momentum expects that all of the products it develops will to some extent incorporate PeopleSoft Technology. PeopleSoft has licensed such technology to Momentum. However, if Momentum wants to engage a party other than PeopleSoft to conduct research and development on its behalf, Momentum must obtain PeopleSoft's consent before that party may use the PeopleSoft Technology. In addition, Momentum believes that enhanced functionality will need to be added to PeopleTools(R) in order for Momentum to develop certain of its products. If PeopleSoft chooses not to develop those enhancements itself, Momentum would either have to develop them internally or pay a third party to do so. Any enhancements to PeopleSoft Technology by Momentum or any third party will be owned by PeopleSoft.

        DEPENDENCE ON PEOPLESOFT FOR MARKETING AND DISTRIBUTION PRIOR TO GENERAL AVAILABILITY. Prior to the commercial release of a product, software companies typically allow selected users to use, test and comment upon the product. Such pre-release marketing and distribution is often a critical element in the development and refinement of a software product. Under the Development Agreement, PeopleSoft will control the marketing and distribution of all Momentum Products prior to such products becoming Generally Available. Though the Development Agreement requires that PeopleSoft use commercially reasonable efforts with respect to such marketing and distribution efforts, Momentum and PeopleSoft may disagree about the timing, breadth and intensity of such efforts.

        PEOPLESOFT'S CONTROL OVER DETERMINATION OF GENERAL AVAILABILITY. Under the Marketing Agreement, PeopleSoft is responsible for determining when a Momentum Product is Generally Available. Because PeopleSoft's right to exercise its License Option with respect to a Momentum Product expires 30 days after the product becomes Generally Available, PeopleSoft could delay its determination that the product is Generally Available.

        PEOPLESOFT'S CONTROL OVER LICENSED PRODUCTS. If PeopleSoft exercises its License Option with respect to a Momentum Product, PeopleSoft will receive a perpetual, worldwide, exclusive license to, among other things, market and distribute that product. The right to market and distribute the Momentum Product allows PeopleSoft to control the pricing of the product. PeopleSoft has no minimum royalty obligation or any express obligation with respect to its marketing and distribution effort. As a result, PeopleSoft may have substantial control over the Net Revenues it receives from licensing the Momentum Product, which may impact the Product Payments made by PeopleSoft to Momentum.

        RIGHTS AS HOLDER OF THE MOMENTUM CLASS B COMMON STOCK. PeopleSoft will own all of the authorized shares of the Momentum Class B Common Stock. Momentum's Certificate of Incorporation prohibits Momentum from taking or allowing any action inconsistent with, or that would in any way adversely affect, PeopleSoft's Purchase Option. Additionally, Momentum will need PeopleSoft's consent to merge, liquidate, transfer or encumber any substantial portion of its assets, or amend its Certificate of Incorporation to change any of the following:

        o       PeopleSoft's Purchase Option;

        o       the authorized capitalization of Momentum; or

        o the portions of Momentum's Certificate of Incorporation governing the Board of Directors.

PeopleSoft's ability to control the matters listed above could adversely affect the trading price and liquidity of the Momentum Class A Common Stock. Also, PeopleSoft may be able to delay or prevent a change of control of Momentum, even if such a change of control would be beneficial to Momentum's stockholders. This could limit the price that certain investors might be willing to pay for the Momentum Class A Common Stock in the future. The special rights given to the holder of the Momentum Class B Common Stock will expire on the same date that the Purchase Option expires.

        THE PURCHASE OPTION EXERCISE PRICE. The price at which PeopleSoft can exercise the Purchase Option was determined by PeopleSoft alone and not through arm's-length negotiations. PeopleSoft considered the following factors in making its determination of the purchase price:

        o       how the Momentum Class A Common Stock will be distributed;

        o       Momentum's planned business;

        o       the terms of the Development Agreement and the Marketing
                Agreement;

        o the advice of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"); and

        o       other factors it deemed appropriate.

Until the Purchase Option expires, the market value of the Momentum Class A Common Stock will be limited by the Purchase Option Exercise Price.

        PRODUCT COMPETITION. PeopleSoft may develop and/or market for its own benefit products that compete directly with products that Momentum develops.

        LEGAL REPRESENTATION. Wilson Sonsini Goodrich & Rosati, Professional Corporation, is legal counsel to both PeopleSoft and Momentum.

MOMENTUM PRODUCTS BASED ON PEOPLESOFT TECHNOLOGY; NO ASSURANCE OF COMPATIBILITY WITH OTHER TECHNOLOGIES OR PRODUCTS

        Momentum expects that the Momentum Products will be designed and built to interface and be compatible with PeopleSoft's technology and products. As a result, Momentum's ability to market the Momentum Products is dependent on market acceptance of PeopleSoft's technologies, products and installed base of customers. If Momentum wishes to develop products based on technologies and/or for products other than PeopleSoft's, Momentum may need to incur substantial development costs to ensure compatibility with such other technologies and/or products. Momentum anticipates that PeopleSoft will not approve the use of Available Funds for this purpose. Even if Momentum is able to fund these development efforts, Momentum may be unable to develop products that are compatible with technologies other than PeopleSoft's technology.

COMPETITION

        The market for business application software is intensely competitive. Momentum believes it will face substantial competition from the large, established providers of enterprise-wide application software as well as from numerous smaller, more specialized software companies. Other than PeopleSoft, SAP AG ("SAP"), Oracle Corporation, Baan Company N.V. ("Baan") and J.D. Edwards & Company are the major providers of enterprise-wide software. Momentum believes that each of these companies has either launched initiatives or has the technical, financial, and marketing capability to launch initiatives to develop products which directly compete with the products Momentum intends to develop. In addition, numerous well-established companies specialize in e-business products, analytic applications or particular industry-specific applications. Almost all of Momentum's competitors have substantially greater financial, technical and marketing resources than those of Momentum. Furthermore, although Momentum believes PeopleSoft does not intend to compete with it, PeopleSoft is free to do so.

        Momentum expects that any products developed by it will be commercialized by other parties, most likely through PeopleSoft. Although PeopleSoft has substantial market share in the enterprise-wide application software market, it does not have a significant presence in the markets for e-business or analytic application products or in any of the markets for which Momentum intends to develop industry-specific application products. As a result, PeopleSoft may not be able to compete successfully with the other large providers of enterprise-wide application software or with the established specialized software companies in these markets. Additionally, if Momentum commercializes its products through third parties, such third parties may not have the financial, technical and marketing resources to compete successfully with Momentum's competitors.

RISKS ASSOCIATED WITH ACQUISITIONS

        As part of its overall strategy to enhance or accelerate its product development efforts, Momentum may acquire or invest in complementary companies, products or technologies or enter into joint ventures or strategic alliances with other companies. Risks commonly encountered in such transactions include the difficulty of assimilating the operations and personnel of the combined companies, the potential disruption of Momentum's ongoing business, the inability to retain key technical and managerial personnel, the inability of management to maximize the financial and strategic position of Momentum through the successful integration of the acquired business, decreases in reported earnings as a result of charges for in-process research and development and amortization of acquired intangible assets, dilution of existing equity holders, difficulty in maintaining controls, procedures and policies, and the impairment of relationships with employees and customers as a result of any integration of new personnel. There can be no assurances that Momentum would be successful in overcoming these risks or any other problems encountered in connection with such business combinations, investments or joint ventures, or that such transactions will not have an adverse effect on Momentum's business, financial condition and results of operations. Because of the rights of PeopleSoft set forth in Momentum's Certificate of Incorporation, Momentum cannot effectively make any acquisitions without the prior approval of PeopleSoft.

POTENTIAL ADVERSE EFFECT ON MARKET PRICE OF MOMENTUM CLASS A COMMON STOCK OF DISPOSITION OF SHARES BY PRINCIPAL STOCKHOLDER

        Immediately following the Distribution, David A. Duffield, the President and Chief Executive Officer of PeopleSoft, will beneficially own approximately 21% of the outstanding Momentum Class A Common Stock. Because of the potential for conflicts of interest to arise between PeopleSoft and Momentum as a result of Mr. Duffield's role as the President and Chief Executive Officer of PeopleSoft, on one hand, and as the principal stockholder of Momentum, on the other hand, Mr. Duffield has advised Momentum that he intends to gift, sell or otherwise dispose of approximately 16% of the outstanding shares of Momentum Class A Common Stock shortly after the Distribution is completed. The sale of such a large block of the Momentum Class A Common Stock by Mr. Duffield (or any of his donees or transferees) could have a material adverse effect on the trading price of the Momentum Class A Common Stock. Such sales could also make it more difficult for Momentum to sell equity securities or equity-linked securities in the future at a time and price that Momentum deems appropriate.

LIMITATION ON LICENSES TO THIRD PARTIES

        Momentum has granted PeopleSoft an option to obtain a perpetual, exclusive license to market, distribute, sublicense, support and enhance any products that Momentum develops under the Development Agreement. PeopleSoft's option with respect to a particular product expires 30 days after that product becomes Generally Available. Until that time, Momentum may not license such products to any other party. As a result, Momentum may miss opportunities to license the products it develops to third parties for higher royalty rates than those PeopleSoft is obligated to pay. In addition, in the event that PeopleSoft declines to exercise its License Option, the delay in Momentum's ability to identify and enter into a licensing arrangement with a third party may adversely affect the terms Momentum is eventually able to obtain from that third party.

LIMITED INTERNATIONAL CAPABILITY

        Products developed by Momentum may have difficulty achieving broad market penetration outside of North America. In order to commercialize software application products outside of North America, Momentum or its third party licensees may need to create localized versions of these products. Neither Momentum nor its third party licensees may have sufficient resources or funding to create, market and license localized versions of any of the products developed by Momentum.

        In addition to the uncertainties related to commercializing Momentum's products outside of North America, there are certain risks inherent in doing business internationally. These risks include:

        o compliance with regulatory requirements and changes in these requirements;

        o       tariffs and other trade barriers;

        o       unfavorable pricing and price competition;

        o       currency fluctuations;

        o       longer payment cycles in some countries;

        o       difficulties in collecting international accounts receivable;

        o difficulties in enforcing contractual obligations and intellectual property rights;

        o       potentially adverse tax consequences;

        o increased costs associated with maintaining international marketing efforts and offices; and

        o       political instability.

Any one or all of these factors may adversely affect the commercialization of Momentum's products outside of North America.

POTENTIAL INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS; LIMITED PROTECTION OF MOMENTUM'S INTELLECTUAL PROPERTY RIGHTS

        The products Momentum intends to develop may incorporate certain technologies of PeopleSoft and other third parties. While Momentum intends to obtain from third parties permission to use their technologies, Momentum's activities could unintentionally infringe the patents, copyrights or other intellectual property rights of others. Consequently, third parties may assert infringement claims against Momentum with respect to its products. Any such assertion could require Momentum to enter into royalty arrangements or could result in costly litigation.

        Momentum intends to rely on a combination of copyright, trade secret, and patent laws and employee and third party non-disclosure agreements to protect its intellectual property rights, including the features and design aspects of its products. Such measures may not be sufficient to protect its rights, and

Momentum's competitors may independently develop technologies that are substantially equivalent to or superior to Momentum's technology. Momentum may from time to time become involved in litigation regarding the scope and validity of its intellectual property rights. Any such litigation, whether or not successful, could result in substantial costs to Momentum and diversion of efforts by Momentum's management.

SOME DIRECTORS TO SERVE AFTER THE DISTRIBUTION NOT IDENTIFIED; DIRECTORS NOT INITIALLY ELECTED BY STOCKHOLDERS

        Momentum currently has one director, Aneel Bhusri, an officer of PeopleSoft and the interim President of Momentum. Momentum expects that prior to the Distribution, Mr. Bhusri will appoint an individual who is unaffiliated with PeopleSoft and has experience in the software industry to replace Mr. Bhusri as the sole officer of Momentum. The new President will then propose two additional persons unaffiliated with PeopleSoft and with experience in the software industry, finance or accounting to fill the remaining two vacancies on the Board of Directors. Holders of Momentum Class A Common Stock will not have elected any of the initial members of Momentum's Board of Directors. Because the representatives of the Class A Common Stock serve staggered three-year terms, the holders of Momentum's Class A Common Stock will be able to vote on only one representative at each annual meeting of stockholders.

NO PRIOR TRADING MARKET FOR MOMENTUM CLASS A COMMON STOCK; STOCK PRICE MAY BE VOLATILE

        Prior to the Distribution, there has been no public market for the Momentum Class A Common Stock. The Momentum Class A Common Stock has been approved for quotation on the Nasdaq National Market. Momentum does not know whether investor interest in Momentum will lead to the development of a trading market or, if a trading market develops, how active that trading market will be. A number of factors may affect the price and liquidity of the Momentum Class A Common Stock, including:

        o actual or anticipated fluctuations in Momentum's operating results;

        o changes in expectations as to Momentum's future financial performance or changes in securities analysts' financial estimates;

        o       the operating and stock price performance of PeopleSoft;

        o the operating and stock price performance of other comparable companies; and

        o changes in investors' estimates of the likelihood, price and timing of the possible exercise by PeopleSoft of its Purchase Option.


        In addition, the Momentum Class A Common Stock may be followed by few, if any, market analysts and there may be few institutions acting as market makers for the Momentum Class A Common Stock. Either of these factors could adversely affect the liquidity and trading price of the Momentum Class A Common Stock. Also, the stock market in general has experienced extreme price and volume volatility that has especially affected the market prices of securities of many high technology companies. At times, this volatility has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of the Momentum Class A Common Stock, regardless of Momentum's actual operating performance.

ANTI-TAKEOVER PROVISIONS

        Certain provisions of Momentum's Certificate of Incorporation and Bylaws could make it more difficult for a third party to gain control of Momentum, even if a change in control might be beneficial to Momentum's stockholders. This could adversely affect the market price of the Momentum Class A Common Stock. These provisions include:

        o the elimination of the right of stockholders to act by written consent;

        o the elimination of the right of stockholders to call special meetings of the stockholders;

        o       the creation of a staggered Board of Directors;

        o the ability of the Board of Directors to designate and issue Preferred Stock without stockholder consent; and

        o the ability of PeopleSoft to purchase the Momentum Class A Common Stock pursuant to the Purchase Option.

YEAR 2000 COMPLIANCE

        Momentum expects that substantially all of its research and development and administrative activities will be performed by PeopleSoft. Momentum believes that PeopleSoft's internal systems are Year 2000 compliant. To the extent that Momentum purchases its own internal systems or contracts with other parties for such services, it expects to be able to find systems and service providers which are Year 2000 compliant. However, Momentum and PeopleSoft will be relying on a variety of service providers, including telephone companies, utilities and network services providers whose Year 2000 compliance is difficult to ascertain. If any these providers were unable to provide their services to either PeopleSoft or Momentum, Momentum's business could be adversely affected.

                             PEOPLESOFT RISK FACTORS

        You should also carefully consider the risks described below regarding PeopleSoft and the PeopleSoft Common Stock when evaluating your ownership of the Momentum Class A Common Stock. The risks and uncertainties described below are not the only ones PeopleSoft faces. Additional risks and uncertainties PeopleSoft is presently not aware of or that it currently considers immaterial may also impair PeopleSoft's business operations.

        If any of the following risks actually occurs, PeopleSoft's business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of the PeopleSoft's Common Stock could decline significantly.

        This prospectus and the documents incorporated by reference herein also contain forward-looking statements. These statements include words such as "may," "will," "expect," "believe," "intend," "anticipate," "estimate" or similar words. These statements are based on PeopleSoft's current beliefs, expectations and assumptions. PeopleSoft's actual results could differ materially from those anticipated in these forward-looking statements due to certain factors, including the risks described below and elsewhere in this prospectus. PeopleSoft undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

        PeopleSoft's revenues and results of operations are difficult to predict and may fluctuate substantially from quarter to quarter. License fee revenues in any quarter depend substantially upon PeopleSoft's total contracting activity and its ability to recognize revenue in that quarter in accordance with its revenue recognition policies. PeopleSoft's contracting activity is difficult to forecast for a variety of reasons, including the following:

        o a significant portion of PeopleSoft's license agreements are completed within the last few weeks of each quarter;

        o PeopleSoft's sales cycle is relatively long and increasingly variable since PeopleSoft has broadened its marketing emphasis to include software product solutions for each customer's overall business, thus increasing the financial value of individual transactions and the complexity of the customer selection, negotiation and approval process;

        o       the size of license transactions can vary significantly;

        o customers may postpone or cancel system replacement or new system evaluations due to changes in their strategic priorities, project objectives, budgetary constraints or company management;

        o customer evaluations and procurement processes vary significantly from company to company, and a customer's internal approval and expenditure authorization process can be difficult, even after selection of a vendor; and

        o the number, timing and significance of software product enhancements and new software product announcements by PeopleSoft and its competitors may affect purchase decisions;

        In addition, each customer's evaluation of their need to achieve Year 2000 compliance may affect their purchase decision. PeopleSoft believes that, to date, potential customers' evaluations of Year 2000 operability issues have, on balance, increased demand for PeopleSoft's applications. However, this demand may weaken as the Year 2000 approaches since potential customers may not have sufficient time remaining to implement system replacements prior to the Year 2000. Because this problem is unprecedented, PeopleSoft has a limited ability to forecast accurately the impact of the Year 2000 issue on its quarter-to-quarter revenues. In addition, changes in PeopleSoft's sales incentive plans have had and may continue to have an unpredictable impact on seasonal business patterns. Finally, changes in economic, political and market conditions may adversely impact PeopleSoft's business opportunities at any time.

        Several factors may require PeopleSoft to defer recognition of license fee revenue for a significant period of time after entering into a license agreement, including:

        o whether the license agreement relates entirely to then currently undeliverable software products;

        o whether enterprise transactions include both software products that are then currently deliverable and software products that are still under development (If PeopleSoft enters into a license agreement to provide both software product categories, then, in order to recognize revenue on currently delivered products under the license agreement, it must be able to establish separate values for all elements under the license agreement, and the license agreement and supporting schedules must contain precise contractual provisions consistent with generally accepted accounting principles ("GAAP"));

        o whether the customer demands services that include significant modifications, customizations or complex interfaces;

        o whether the license agreement includes non-standard acceptance criteria that may preclude revenue recognition prior to customer acceptance; and

        o whether the license agreement includes fees with extended payment terms or fees that depend upon acceptance of services or other contingencies.

        Because of the factors listed above and other specific requirements under recently published GAAP standards for software revenue recognition, PeopleSoft must have very precise terms in its license agreements in order to recognize revenue when it initially delivers software. Although PeopleSoft has a standard form of license agreement that meets the criteria under GAAP for current revenue recognition on delivered elements, it must often negotiate and revise certain terms and conditions in large enterprise transactions. Negotiation of mutually acceptable terms and conditions can extend the sales cycle and, sometimes PeopleSoft does not obtain terms and conditions that permit revenue recognition at the time of delivery or even as work on the project is completed.

        Variances in PeopleSoft's prior quarter contracting activity may impact its service revenues since service revenues typically lag license fee revenues. PeopleSoft's ability to increase service revenue (such as fees derived from consulting, training and maintenance services) primarily depends on its ability to
                                      -23-
increase the number of its licensing agreements. Additionally, PeopleSoft may not be able to recruit, hire and train sufficient numbers of qualified consultants to perform these services.

        DEPENDENCE ON THIRD PARTY TECHNOLOGY

        PeopleSoft licenses numerous critical third-party software products that it incorporates into its own software products. The termination of any of PeopleSoft's licenses to this third-party software could have a material adverse effect on PeopleSoft's business, financial condition and results of operations. These adverse effects include, for example, its products becoming inoperable or their performance being materially reduced. If any of the third-party software vendors change their product offerings, PeopleSoft may need to incur additional development costs to ensure continued performance of its products. In addition, if the cost of licensing any of these third-party software products materially increases, PeopleSoft's gross margin levels could materially decrease.

        PeopleSoft relies on existing partnerships with certain other software vendors who are also competitors. For example, PeopleSoft partners with Oracle Corporation ("Oracle") when PeopleSoft customers select an Oracle database to run in conjunction with PeopleSoft's financial package. However, Oracle competes with PeopleSoft in the financial data management area. If these partners/competitors change their business practices in the future, PeopleSoft may be compelled to find alternative vendors of complementary software, which may not be as popular or provide the same functionality as the software provided by PeopleSoft's existing partners/competitors.

        RISK ASSOCIATED WITH CREATION OF MOMENTUM

        PeopleSoft faces a number of risks in connection with the creation of Momentum and the distribution of the Momentum Class A Common Stock to PeopleSoft stockholders. These include:

        o PeopleSoft will have less control over important research and development projects. Though PeopleSoft and Momentum will agree on budgets, timetables and specifications for each project, Momentum will be responsible for overseeing the actual product development.

        o PeopleSoft will be contributing a substantially portion of its cash reserves to Momentum. As a result, PeopleSoft's credit rating may be adversely affected and its ability to raise additional funds may be impaired.

        o PeopleSoft may lose the tax benefits associated with the research and development expenditures on the projects pursued by Momentum. Though PeopleSoft may be able to recapture these benefits if it chooses to acquire Momentum, it will likely face restrictions on the amount and timing of its utilization of these tax benefits.

        o If PeopleSoft chooses to acquire Momentum, it will likely be required to record significant accounting charges relating to acquisition of in-process research and development and amortization of goodwill.

        POSSIBLE ADVERSE IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

        In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2, "Software Revenue Recognition", which addresses software revenue recognition matters and Statement of Position 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2", Software Revenue Recognition" in October 1997 and March 1998, respectively, and an additional SOP is anticipated to be issued before the end of 1998. These standards supersede an earlier Statement of Position and apply to transactions entered into for fiscal years beginning after December 15, 1997. PeopleSoft believes that its current software revenue recognition policies and practices are materially consistent with these standards. However, the American Institute of Certified Public Accountants has not issued implementation guidelines for these guidelines and the accounting profession is discussing a wide range of potential interpretations. Once available, these implementation guidelines or additional SOPs could lead to unanticipated changes in PeopleSoft's current revenue accounting practices that could have a material adverse effect on PeopleSoft's business, financial condition and results of operations.

        The implementation guidelines for these standards may also require PeopleSoft to change significantly its business practices in order to continue to recognize a substantial portion of its license fee revenue when it delivers its software products. These changes may reduce demand, extend sales cycles, increase administrative costs and otherwise adversely affect PeopleSoft's business, financial condition and results of operations. In addition, PeopleSoft could become competitively disadvantaged relative to foreign-based competitors that are not currently subject to U.S. GAAP.

        HIGH DEGREE OF OPERATING LEVERAGE

        Like many of its competitors, PeopleSoft's business model is characterized by a very high degree of operating leverage. A substantial portion of PeopleSoft's operating costs and expenses consist of employee and facility related costs, which are relatively fixed over the short term. In addition, PeopleSoft's expense levels and hiring plans are based substantially on PeopleSoft's projections of future revenue. If PeopleSoft's actual revenues fall below expectations, its net income is likely to be disproportionately adversely affected. PeopleSoft may be unable to increase or even maintain its current level of profitability on a quarterly or annual basis in the future.

        FUTURE OPERATING RESULTS UNCERTAIN; SEASONALITY

        Segments of the software industry have in the past, and are expected in the future, to experience significant economic downturns characterized by decreased product demand, price erosion, technological shifts, work slowdowns and layoffs. PeopleSoft's operations may, in the future, fluctuate substantially from period to period because of these industry patterns, general economic conditions affecting the timing of orders from customers and other factors affecting capital spending.

        PeopleSoft has been, and expects to continue to be, affected by seasonal trends in the software industry. PeopleSoft's revenues historically have followed a pattern of being relatively weak in the first and second quarters and relatively strong in the third and fourth quarters. This seasonality has been caused by a variety of factors, including sales incentives, customer demand based on available capital budgets and release of new technologies.

        COMPETITION

        The market for business application software has been intensely competitive for the past three years and is currently intensifying. PeopleSoft competes with a variety of software vendors including: (i) enterprise application software vendors; (ii) manufacturing application software vendors; (iii) enterprise resource optimization application software vendors;
(iv) financial management systems and HRMS application software vendors; and (v) software tools vendors. Although PeopleSoft believes its success has been due in part to its early emphasis on the client/server architecture, virtually all of PeopleSoft's competitors now offer software products based on a client/server architecture. Consequently, PeopleSoft must differentiate itself through more subtle architectural and technological factors, including: (i) web enablement;
(ii) enterprise software product breadth and individual product features; (iii) service reputation; (iv) product flexibility; (v) ease of implementation; (vi) international software product version availability and support; and (vii) price. Price competition has increased recently and this trend may continue in the future.

        In the enterprise application software market, PeopleSoft faces significant competition from SAP and Oracle and, to a lesser degree, Dun & Bradstreet Software (now operating as two separate divisions of Geac Computer Systems, Inc.), Computer Associates International, Inc. and other companies such as System Software Associates who previously focused primarily on the AS/400 marketplace. In this market, the chief competitive factors include: (i) the breadth and completeness of the enterprise solution offered by each vendor; (ii) the extent of software product integration across the enterprise solution; and
(iii) the availability of localized software products and technical support in key markets outside the United States. Both SAP and Oracle have certain competitive advantages over PeopleSoft in each of these areas primarily due to their significant worldwide presence and longer operating and product development history. In addition, both SAP and Oracle have substantially greater financial, technical and marketing resources, and a larger installed base, than PeopleSoft. Furthermore, Oracle's RDBMS (relational database management system) underlies a significant portion PeopleSoft's installed applications.

        PeopleSoft entered the manufacturing software application markets in 1996. In these markets, PeopleSoft's existing competitors include those listed immediately above, and others such as Baan, QAD, Ross Systems, J.D. Edwards and a large number of niche competitors already in the manufacturing market.

        In addition, since it acquired Red Pepper Software in the fourth quarter of 1996, PeopleSoft has competed in the emerging enterprise resource optimization software solutions market. PeopleSoft's current and potential competitors in this market include:

        o companies such as i2 Technologies, Manugistics and Numetrix Software, which have developed or are attempting to develop advanced planning and scheduling software products that complement or compete with MRP (material requirements planning) solutions;

        o other companies that provide specialized planning and scheduling software for niche markets, including Chesapeake Systems, Waterloo Manufacturing Software, MAPICS, Inc., Marcam Solutions, Inc. and CAPS Logistics;

        o other business application software vendors that may broaden their product offerings by internally developing (such as SAP's initiatives in this area), acquiring (such as Baan's acquisitions of Berclain Group, Inc. and Antalys, Inc.) or partnering with independent developers of advanced planning and scheduling software;

        o internal development efforts by potential customers' corporate information technology departments; and

        o companies offering standardized or customized products on mainframe and/or mid-range computer systems.

        PeopleSoft also competes with (i) providers of HRMS software products, including Cyborg Systems, Lawson Associates, Integral Systems, Inc., InPower, Inc. and Ceridian, and (ii) providers of financial management systems software products, including Computron Software, Inc., Flexiware International, Hyperion Software, Lawson Associates and other smaller companies.

        In addition, as the Year 2000 approaches, potential customers may consider outsourcing options, including data center outsourcing and service bureaus, as viable alternatives to purchasing PeopleSoft's software products. This may result in increased competition from outsource services such as Computer Science Corporation ("CSC"), Electronic Data Systems Corporation ("EDS"), IBM, ADP, Ceridian and other smaller companies. During the third quarter of 1998, PeopleSoft signed agreements with IT service providers CIBER, Inc., CSC, Corio, KPMG Peat Marwick, reSOURCE PARTNER, and USinternetworking to provide industry-specific outsourcing solutions encompassing software implementation and management services. Although PeopleSoft is pursuing an outsourcing partner program that it believes will address the needs of the marketplace, this program may not be successful.

        Intense competition could lead to increased price competition in the market, forcing PeopleSoft to reduce prices. As a result, PeopleSoft's gross margins may decline and it may lose market share which, in turn, could have a material adverse effect on PeopleSoft's business, financial condition and results of operations. In recent quarters, PeopleSoft's competitors have increasingly priced their products aggressively. PeopleSoft may be unable to continue to compete successfully with its existing competitors or to compete successfully with new competitors.

        RISKS ASSOCIATED WITH ACQUISITIONS

        As part of its overall strategy, PeopleSoft plans to continue to acquire or invest in complementary companies, products, and technologies and to enter into joint ventures and strategic alliances with other companies. Risks commonly encountered in such transactions include: the difficulty of assimilating the operations and personnel of the combined companies; the potential disruption of PeopleSoft's ongoing business; the inability to retain key technical and managerial personnel; the inability of management to maximize the financial and strategic position of PeopleSoft through the successful integration of acquired businesses; decreases in reported earnings as a result of charges for in-process research and development and amortization of acquired intangible assets; adverse impact on PeopleSoft's annual effective tax rate; dilution of existing equity holders; difficulty in maintaining controls, procedures, and policies; and the impairment of relationships with employees and customers as a result of any integration of new personnel. PeopleSoft may not be successful in overcoming these risks or any other problems encountered in connection with such transactions.

        RELIANCE ON PROPRIETARY SOFTWARE DEVELOPMENT TOOLS

        PeopleSoft's software products include a suite of proprietary software development tools, known as PeopleTools, which are fundamental to the effective use of PeopleSoft's software products. While no industry standard exists for software development tools, several companies have focused on providing software development tools and each of them is attempting to establish its software development tools as the accepted industry standard. In addition, Microsoft is attempting to establish several standards in the marketplace, including software development tools, middleware and OLAP tools. If a software product other than PeopleTools becomes the clearly established and widely accepted industry standard, PeopleSoft: (i) may be compelled to abandon or modify PeopleTools in favor of such an established standard; (ii) may be forced to redesign its software products to operate with such third party's software development tools; or (iii) may face the potential sales obstacle of marketing a proprietary software product against other vendors' software products that incorporate a standardized software development toolset. PeopleSoft may not be able to respond appropriately or sufficiently rapidly to the emergence of an industry standard.

        RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

        PeopleSoft has committed, and expects to continue to commit, substantial resources and funding to build its international service and support infrastructure. Operating costs in many countries, including many of those in which PeopleSoft operates, are higher than in the United States. In order to increase international sales in 1998 and subsequent periods, PeopleSoft must:

        o      continue to globalize its software product lines;

        o      expand existing and establish additional foreign operations;

        o      hire additional personnel;

        o identify suitable locations for sales, marketing, customer service and development; and

        o recruit international distributors and resellers in selected territories.

If PeopleSoft's international expansion and/or product globalization efforts are not successful, its operating results will likely be negatively affected.

        Generally, PeopleSoft's foreign sales are denominated in its foreign subsidiaries' currencies. If these foreign currency exchange rates change unexpectedly, PeopleSoft's could have significant gains or losses. In January 1998, PeopleSoft implemented a hedging program designed to mitigate the potential impact of exchange rate fluctuations. Under this foreign exchange management policy, PeopleSoft may hedge existing transaction exposures, anticipated transactions and exposure resulting from the translation of foreign financial results into U.S. Dollars. PeopleSoft can hedge anticipated transactions and translation exposures only if they are highly certain, reasonably estimable and significant in amount. PeopleSoft began hedges of anticipated transactions and translation exposures in the first quarter of 1998 using forward contracts. PeopleSoft's inability to hedge potential significant exposures due to uncertainty or inability to estimate reasonably its foreign exchange exposure could materially adversely affect its operating results.

        RELIANCE ON THIRD PARTIES FOR SALES AND MARKETING

        A key aspect of PeopleSoft's sales and marketing strategy is to build and maintain strong working relationships with businesses that PeopleSoft believes play an important role in the successful marketing of its software products. PeopleSoft's customers and potential customers often rely on third-party system integrators to develop, deploy and manage client/server applications. These third-party system integrators include: (i) RDBMS software vendors; (ii) hardware vendors which offer both hardware platforms and, in the case of IBM, proprietary RDBMS products on which PeopleSoft's software products run;

(iii) technology consulting firms and systems integrators, some of which are active in the selection and implementation of large information systems for the information-intensive organizations that make up PeopleSoft's principal customer base; and (iv) benefits consulting firms that are active in the implementation of HRMS. PeopleSoft believes that its marketing and sales efforts are enhanced by the worldwide presence of these companies. However, these companies, most of which have significantly greater financial and marketing resources than PeopleSoft, may start, or in some cases increase, the marketing of business application software in competition with PeopleSoft, or may otherwise discontinue their relationships with or support of PeopleSoft. If PeopleSoft or its partners are unable to recruit and adequately train a sufficient number of consulting personnel to support the implementation of PeopleSoft's software products, demand for these software products could be materially adversely affected. In addition, integrators who generate consulting fees from customers by providing implementation services may be less likely to recommend PeopleSoft's software application architecture, including PeopleTools, if these products facilitate fewer implementation efforts than competitors' similar product offerings.

        COMPLEXITY OF SOFTWARE PRODUCTS AND PRODUCT DEVELOPMENT

        The market for PeopleSoft's software products is characterized by rapid technological change, evolving industry standards, changes in customer requirements and frequent new product introductions and enhancements. PeopleSoft's future success will depend in part upon its ability to; (i) continue to enhance and expand its core applications; (ii) continue to provide enterprise solutions; (iii) enter new markets; and (iv) develop and introduce new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. PeopleSoft may not be able to enhance existing products or develop and introduce new products in a timely manner.

        PeopleSoft's software products can be licensed for use with a variety of popular industry standard RDBMSs. There may be future or existing RDBMS platforms that achieve popularity within the business application marketplace and on which PeopleSoft may desire to offer its applications. These future or existing RDBMS products may or may not be architecturally compatible with PeopleSoft's software product design. PeopleSoft may not be able to develop software products on additional platforms with the specifications and within the time frame necessary for market success.

        Beginning with Release 6, PeopleSoft integrated certain features of BEA's Tuxedo product into its applications. Over the next several releases, PeopleSoft will integrate additional Tuxedo features to allow applications to run on a distributed basis using a multi-tiered client/server architecture. PeopleSoft also will bundle Cognos' Powerplay product and Arbor's Essbase product to incorporate desktop OLAP capabilities. These enhancements may be critical to the competitiveness of PeopleSoft's software products in the future. Integration of these and other products is complex and PeopleSoft's efforts may not be successful or may not result in significant software product enhancements.

        Despite testing by PeopleSoft and by third-parties, software programs as complex as those offered by PeopleSoft are likely to contain a number of undetected errors or "bugs" when they are first introduced or as new releases are subsequently released. This may result in reduced acceptance of PeopleSoft's software products in the marketplace. The effort and expense of developing, testing and maintaining software product lines will increase with the increasing number of possible combinations of: (i) vendor hardware platforms; (ii) operating systems and updated versions; (iii) PeopleSoft application software products and updated versions; and (iv) RDBMS platforms and updated versions. Developing consistent software product performance characteristics across all of these combinations could place a significant strain on PeopleSoft's development resources and software product release schedules.

        RELIANCE ON SINGLE CLIENT INTERFACE

        Currently, PeopleSoft supports client platforms using browsers certified to run its Java-based Web client, or Microsoft's Windows family of software products, including Windows 3.1 (PeopleSoft releases prior to Release 6 only), Windows NT and Windows 95. If Microsoft fundamentally changes the architecture of its software product so that users of PeopleSoft's software applications experience significant performance degradation or become incompatible with future versions of Microsoft's Windows Operating System, it could have a material adverse effect on PeopleSoft's business, financial condition and results of operations. The use of a Web browser (running on either a PC or network computer) to access client/server systems is emerging as an alternative to the traditional desktop access through Microsoft Windows based personal computers. This client access via the Internet involves numerous risks inherent in using the Internet, including security, availability and reliability. PeopleSoft may wish to offer its applications on future or existing client platforms that achieve popularity within the business application marketplace. These future or existing client platforms may or may not be architecturally compatible with PeopleSoft's software product design. PeopleSoft may not be able to support new client interfaces and achieve market acceptance of new client interfaces which it does support.

        RELIANCE ON JOINT BUSINESS ARRANGEMENTS

        PeopleSoft has in the past entered into, and may in the future enter into, various development or joint business arrangements to develop new software products or extensions to its existing software products. Under these arrangements, PeopleSoft has in the past and expects in the future to be the exclusive remarketer of the developed software products and pays a royalty to the business partner based on end user license fees for the developed products. Under these joint business arrangements, PeopleSoft may distribute or jointly sell with its business partner an integrated software product. While PeopleSoft intends to develop business applications that are integrated with its software products, these software products may not in fact be integrated or the market may not accept an integrated enterprise solution. Also, these arrangements may require additional investments from third parties or business partners to complete development or to enhance the software product. These investments may not be available on terms mutually acceptable to PeopleSoft and its business partner or the existing or other potential third-party funding source(s). If PeopleSoft acquires title to the software products or technology from its business partner, it may account for this acquisition using the purchase method, which is likely to result in either or both of the following accounting treatments: (i) a charge to earnings for in-process research and development which PeopleSoft would record in its statement of income in the period it completed the acquisition; or (ii) allocation of a substantial portion of the purchase price to acquired technology or other intangible assets, creating significant intangible assets. These intangible assets would be amortized in future periods as a cost of operations. If either of these scenarios occur, PeopleSoft's results of operations in one or more future periods could be materially adversely affected. For example, when it acquired PeopleSoft Manufacturing, Inc. in 1996, PeopleSoft incurred a one-time charge to earnings of $22.5 million for in-process research and development.

        POTENTIAL SECURITY BREACHES

        PeopleSoft's application software products incorporate extensive security features designed to prevent unauthorized retrieval or modification of sensitive data. PeopleSoft has developed a security architecture using: (i) the capabilities of its own applications; (ii) the client operating system software;
(iii) some of the security features contained in the RDBMS platforms on which the applications run; and (iv) certain third party security products. To date, PeopleSoft is not aware of any violations of its application security architecture within its installed base. Although these security features are subject to constant review and enhancement, they may not be successfully implemented or may not be effective within a particular customer's operating environment. If a breach of security or a suspected breach of security occurs, the accompanying publicity or any subsequent claims against PeopleSoft could adversely impact the demand for PeopleSoft's software products and/or could cause a decline in the market price of PeopleSoft's stock and/or could adversely impact PeopleSoft's financial results due to lost or delayed closing of software licensing opportunities.

        LIMITED PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS; POTENTIAL INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS

        PeopleSoft considers certain aspects of its internal operations, software and documentation to be proprietary, and relies on a combination of contract, patent, copyright, trademark and trade secret laws and other measures to protect this information. PeopleSoft has title to five software patents. In July 1998, PeopleSoft received title to another software patent relating to Iterative Repair Optimization. This patent, in addition to an earlier issued patent obtained through the acquisition of Red Pepper Software, also has pending continuing applications. These applications may not result in issued patents and, even if issued, the patents may not provide any meaningful competitive advantage. Existing copyright laws afford only limited protection. PeopleSoft believes that the rapid pace of technological change in the computer software industry has made patent, trade secret and copyright protection less significant than factors such as: (i) the knowledge, ability and experience of PeopleSoft's employees; (ii) frequent software product enhancements; and (iii) the timeliness and quality of support services. Patent, trade secret and copyright protections may be inadequate, and PeopleSoft's competitors may independently develop technologies that are substantially equivalent or superior to PeopleSoft's technology. Through an escrow arrangement, PeopleSoft has granted many of its customers a future right to use PeopleSoft's source code solely for internal maintenance services. This possible access to PeopleSoft's source code may increase the likelihood of misappropriation or other misuse of PeopleSoft's intellectual property. Finally, the laws of some countries in which PeopleSoft's software products are or may be licensed do not protect PeopleSoft's software products and intellectual property rights to the same extent as the laws of the United States.

        PeopleSoft does not believe that its software products, software products acquired from previous acquisitions, third party software products PeopleSoft offers under sublicense agreements, PeopleSoft trademarks or other PeopleSoft proprietary rights infringe the property rights of any third parties. However, third parties may assert infringement claims against PeopleSoft with respect to its products. Any such assertion could require PeopleSoft to enter into royalty arrangements or could result in costly litigation.

        POTENTIAL PRODUCT LIABILITY CLAIMS

        PeopleSoft's license agreements contain provisions designed to limit its exposure to potential product liability claims. However, these provisions could be invalidated by unfavorable judicial decisions or by federal, state or local laws or ordinances. Although PeopleSoft has not experienced any product liability claims to date, use of its software in mission critical applications creates the risk that a third party may pursue a claim against PeopleSoft. If a product liability claim against PeopleSoft were successful, the resulting damages or injunctive relief could have a material adverse effect on PeopleSoft's business, financial condition and results of operations. In addition, as PeopleSoft begins to compete in the manufacturing software application market, the mission critical nature of these products may increase PeopleSoft's exposure to product liability claims.

        RISKS ASSOCIATED WITH MANAGING GROWTH

        PeopleSoft has experienced an extended period of: (i) significant revenue growth; (ii) customer base growth; (iii) expansion of its software product lines and supported platforms; (iv) significant expansion in its number of employees; (v) increased pressure on the viability and scope of its operating and financial systems; and (vi) expansion in the geographic scope of its operations. This growth has resulted in new and increased responsibilities for management personnel and has placed a significant strain upon PeopleSoft's management, operating and financial controls and resources, including its services and development organizations. To accommodate recent growth, compete effectively and manage potential future growth, PeopleSoft must continue to implement and improve the speed and quality of its information decision support systems, management decisions, reporting systems, procedures and controls. PeopleSoft's personnel, procedures, systems and controls may not be adequate to support its future operations.

        DEPENDENCE ON KEY PERSONNEL

        PeopleSoft believes that its future prospects will depend in large part upon its ability to attract, train and retain highly-skilled technical, managerial and marketing personnel. PeopleSoft continues to hire a significant number of additional sales, services and technical personnel. However, competition for personnel in the software industry is intense, and, at times, PeopleSoft has had difficulty locating candidates with appropriate qualifications within various desired geographic locations, or with certain industry-specific domain expertise. If PeopleSoft's competitors increase their use of non-compete agreements, the pool of available technical personnel may further narrow in certain jurisdictions, even if the non-compete agreements are ultimately unenforceable. The failure to attract, train, retain and manage productive sales and sales support personnel would have a material adverse effect on PeopleSoft's business, financial condition and results of operations.

        If PeopleSoft loses the services of one or more of its key employees, its business, operating results, financial condition or business prospects could be materially adversely affected. In the past, PeopleSoft has lost few employees, especially those in critical positions. PeopleSoft has several programs in place to retain key personnel, including granting of stock options that vest annually over four or five years. A number of key employees have vested stock options with exercise prices lower than PeopleSoft's current stock price. These potential gains provide these employees the economic freedom to explore personal objectives both within and outside PeopleSoft, which may result in the loss of one or more key employees during the coming years.

        It is widely recognized that the software industry in which PeopleSoft competes is at or beyond a condition of full employment. PeopleSoft may not be able to attract, train and retain the personnel it requires to develop, market, sell and support new or existing software or to continue to grow. Also, to penetrate successfully key vertical markets, PeopleSoft must attract, train and retain personnel with industry-specific domain expertise.

        YEAR 2000 COMPLIANCE

        PeopleSoft's internal business information systems are comprised primarily of the same commercial application software products it generally offers for license to end user customers. These applications have been tested for Year 2000 compliance and are certified by the Information Technology Association of America ("ITAA") as Year 2000 compliant. Therefore, PeopleSoft does not expect any

Year 2000 compliance issues to arise related to its primary internal business information systems. PeopleSoft is not aware of any material operational issues or costs associated with preparing internal systems for the Year 2000. However, PeopleSoft uses other third party vendor network equipment, telecommunication products, and software products that may or may not be Year 2000 compliant. PeopleSoft currently is taking steps to address the impact, if any, of the Year 2000 issue surrounding these third party products. The failure of any critical technology components to operate properly in the Year 2000 could have a material adverse effect on PeopleSoft's business, financial condition and results of operations, and PeopleSoft may be required to incur unanticipated expenses to remedy any problems.

        RISKS ASSOCIATED WITH FACILITY EXPANSION

        PeopleSoft's continued growth has led to a significant increase in its number of employees. Commercial building vacancy rates have dropped significantly in many of the markets where PeopleSoft has significant operations. As a consequence, PeopleSoft expects to experience increasing difficulty in obtaining additional space within which to expand its operations. PeopleSoft's failure to either obtain space, or to obtain it on reasonably attractive commercial terms, may inhibit its ability to grow, or may otherwise adversely affect its operations and financial results.

        Additionally, PeopleSoft may commit to real estate projects in order to expand its operations to accommodate expected growth. These real estate projects typically have a lead time of over one year from the commitment date to occupancy. PeopleSoft's anticipated growth projections may not be realized, and therefore, PeopleSoft may be subject to increased fixed costs that cannot be recovered from operations, resulting in material reductions to net income and cash flows.

        VOLATILITY OF STOCK PRICE

        The trading price of PeopleSoft Common Stock has in past and may in the future be subject to wide fluctuations in response to factors such as: (i) revenue or results of operations in any quarter failing to meet the expectations (published or otherwise) of the investment community; (ii) announcements of technological innovations by PeopleSoft or its competitors; (iii) new products or the acquisition of significant customers by PeopleSoft or its competitors;
(iv) developments with respect to patents, copyrights or other proprietary rights of PeopleSoft or its competitors; (v) changes in recommendations or financial estimates by securities analysts; (vi) conditions and trends in the software industry generally; (vii) adoption of new accounting standards affecting the software industry; (viii) general market conditions and other factors. Further, the stock market has experienced in recent months and may continue in the future to experience extreme price and volume fluctuations that particularly affect the market prices of equity securities of high technology companies that often are not related to or are disproportionate to the operating performance of such companies. These broad market fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the trading price of PeopleSoft Common Stock. In the past, following periods of volatility in the trading price of a company's stock, securities class action litigation has often been instituted against the company. Such litigation could occur in the future with respect to PeopleSoft. Such litigation could result in substantial costs and would at a minimum divert management's attention and resources, which could have a material adverse effect on PeopleSoft's business, financial condition and results of operations. Any adverse determination in such litigation could also subject PeopleSoft to significant liabilities.

        POSSIBLE ADVERSE EFFECTS OF RECENT SECURITIES ISSUANCES

        If holders of warrants and/or options to purchase PeopleSoft Common Stock exercise any significant number of these securities and resell the underlying shares, the market price of PeopleSoft Common Stock could be materially adversely affected. At October 31, 1998, warrants to purchase 6,400,000 shares of PeopleSoft Common Stock were outstanding. As of October 31, 1998, these warrants had exercise prices below the current market price of PeopleSoft Common Stock. In addition, at October 31, 1998, there were outstanding exercisable options to purchase 44,835,002 shares of PeopleSoft Common Stock issued under employee stock plans. As of such date, options to purchase 31,659,883 shares of PeopleSoft Common Stock had exercise prices below the current market price of PeopleSoft Common Stock. In addition, PeopleSoft has offered all of its employee optionholders (other than David Duffield) the opportunity to change the exercise price of any option with an exercise price greater than $22.00 to the closing price of PeopleSoft's Common Stock on December 15, 1998. As of October 31, 1998, 13,175,119 options had an exercise price greater than $22.00.

        INVESTMENTS AND LIQUIDITY

        PeopleSoft's short-term and long-term investments in marketable securities consist primarily of high quality municipal bonds, U.S. government securities, corporate debt securities and tax-advantaged money market funds. Although these investments have favorable credit ratings, it is possible that the issuers will default on their obligations, and PeopleSoft may lose principal and accrued interest. In times of growth, PeopleSoft's operating and investing activities may use more cash than they provide, thus requiring PeopleSoft to obtain additional sources of financing. In addition, PeopleSoft may need additional sources of financing for capital expenditures and material acquisitions of complementary businesses, products or technologies. PeopleSoft may be unable to obtain additional sources of financing on favorable terms, if at all.

                  DISTRIBUTION OF MOMENTUM CLASS A COMMON STOCK

        The Board of Directors of PeopleSoft has declared a dividend, payable to its stockholders, of one share of Momentum Class A Common Stock for every 50 shares of PeopleSoft Common Stock held on December __, the record date for the Distribution. As a result of the Distribution, all of the then outstanding Momentum Class A Common Stock will be distributed to PeopleSoft's stockholders. After the Distribution, PeopleSoft will hold all of the authorized shares of the Momentum Class B Common Stock. See "Description of Momentum Capital Stock."

        Subject to certain conditions set forth in the Distribution Agreement between Momentum and PeopleSoft (the "Distribution Agreement"), PeopleSoft will effect the Distribution (expected to be on or about December __, 1998) by delivering all of the Momentum Class A Common Stock to Boston EquiServe, L.P., the distribution agent for the Distribution. Commencing on or about December __, 1998, the distribution agent will begin mailing account statements reflecting ownership of Momentum Class A Common Stock to the Momentum stockholders. Momentum stockholders may request stock certificates from the distribution agent.

        No fractional shares will be issued as part of the Distribution. The distribution agent will aggregate undistributed fractional shares and sell such shares at the earliest practicable date at the then-prevailing market price. Each person who would be otherwise entitled to receive a fractional share will instead receive a cash payment equal to such person's proportionate share of the net proceeds of the sale of such aggregated shares.

        PeopleSoft's stockholders will not be required to pay any cash or other consideration for the Momentum Class A Common Stock received in the Distribution. However, the Distribution of the Momentum Class A Common Stock to PeopleSoft stockholders is a taxable transaction under federal income tax law. See "Certain Federal Income Tax Considerations."

        The general terms and conditions of the Distribution and the arrangements between PeopleSoft and Momentum are set forth in the Development Agreement, the Marketing Agreement, the Services Agreement and the Distribution Agreement. See "The Agreements and the Purchase Option." The Distribution Agreement conditions the Distribution on, among other things, the absence of material adverse changes in the business, financial condition or results of operations of PeopleSoft or Momentum.

                 PLAN OF DISTRIBUTION OF PEOPLESOFT COMMON STOCK

        In the event PeopleSoft exercises its Purchase Option, PeopleSoft may pay the Purchase Option Exercise Price in cash, in PeopleSoft Common Stock or in any combination of the two. If PeopleSoft decides to pay any portion of the Purchase Option Exercise Price with shares of PeopleSoft Common Stock, PeopleSoft will deliver such shares of PeopleSoft Common Stock to its transfer agent. PeopleSoft will instruct the transfer agent to mail account statements reflecting ownership of the PeopleSoft Common Stock to the holders of the Momentum Class A Common Stock as of the date PeopleSoft exercises its Purchase Option. The payment will be reflected in book-entry form. However, Momentum stockholders may request stock certificates from the transfer agent.

                             MOMENTUM CAPITALIZATION

        The following table sets forth the capitalization and certain other balance sheet data of Momentum as of November 10, 1998, as adjusted to give effect to the contribution by PeopleSoft of $300 million to Momentum and the issuance to PeopleSoft of the Momentum Class A Common Stock and Class B Common Stock prior to the Distribution. The data set forth below should be read in conjunction with the Financial Statements and related Notes included elsewhere in this prospectus.


                                                                                   AS ADJUSTED AS OF
                                                                                  NOVEMBER 10, 1998(1)
                                                                                  --------------------
Cash ...........................................................................      $300,000,000
                                                                                      ============
Stockholders' equity:
   Class A Common Stock, $0.001 par value; 10,000,000 shares authorized;
     4,750,000 shares outstanding as adjusted ..................................      $      4,750

   Class B Common Stock, $0.001 par value; 1,000 shares authorized; 1,000 shares
   outstanding as adjusted(2) ..................................................                 1

Preferred Stock, $0.001 par value, 2,000,000 shares authorized, no shares issued
   and outstanding .............................................................                --

Additional paid-in capital .....................................................       299,995,249
                                                                                      ------------
      Total stockholders' equity ...............................................      $300,000,000
                                                                                      ============

------------

(1) See notes (a), (b) and (c) to Momentum's Pro Forma Balance Sheet on Page F-6 for a description of the pro forma adjustments reflected in the adjusted balances.

(2) All shares of Class B Common Stock, as adjusted, are held by PeopleSoft.

             REASONS FOR THE DISTRIBUTION AND EFFECTS ON PEOPLESOFT

        PeopleSoft's management regularly discusses the current state of the software industry and where future demand will be focused. Based on these discussions, PeopleSoft believes that an attractive business opportunity exists to develop e-business applications, analytic applications, and industry-specific software applications. These market opportunities provide PeopleSoft with potential growth and profitability opportunities to complement its existing market presence in enterprise applications. However, the development of these products requires new and different technologies and core competencies, and consequently, entails a higher level of technology and business risk to PeopleSoft than that of its traditional OLTP products. The development of analytic applications and e-business products may require the use of technology unlike that utilized in PeopleSoft's current development activities. PeopleSoft believes the potential risk of hiring individuals and acquiring or developing technology to allow for adequate research and development in these areas is too high for it to accept on its own.

        PeopleSoft believes the formation of Momentum to develop products in these areas, and the arrangements between PeopleSoft and Momentum, will provide PeopleSoft with an opportunity to pursue, more quickly than would otherwise be possible, these new businesses. PeopleSoft believes that the arrangement with Momentum will benefit PeopleSoft stockholders by:

        o separating this new business, with its own unique market opportunity and risk/reward profile, from PeopleSoft's traditional cross-industry ERP applications;

        o enabling PeopleSoft stockholders to increase or decrease their level of participation in this new business by varying their level of investment in Momentum (by selling or acquiring Momentum shares in the open market); and

        o allowing PeopleSoft's financial results to continue to reflect principally its traditional cross-industry ERP applications business and previously existing industry initiatives.

        After reviewing PeopleSoft's goals and objectives and considering other possible methods of enhancing the growth of its product commercialization business, PeopleSoft's management and Board of Directors believe enhancing this business through the formation of Momentum and the Distribution will benefit the PeopleSoft stockholders. PeopleSoft's Board of Directors approved the formation of Momentum and the Distribution based on information provided by PeopleSoft's management and its financial advisor Merrill Lynch. See "Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated" attached as Exhibit A to this prospectus.

        PeopleSoft will pay Merrill Lynch a fee for its services in connection with the Distribution. The receipt of the fee is contingent upon the consummation of the Distribution. Merrill Lynch will also be reimbursed for expenses that it has incurred or will incur in rendering its services. PeopleSoft has agreed to indemnify Merrill Lynch against certain liabilities and expenses in connection with its services as financial advisors. Merrill Lynch has from time to time performed various investment banking and financial advisory services for PeopleSoft.

        Merrill Lynch, as part of its investment banking business, engages in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. PeopleSoft selected Merrill Lynch as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Distribution.

        Although Merrill Lynch participated in certain of the discussions regarding the Distribution, the terms of the Distribution were determined by PeopleSoft's Board of Directors.

                              BUSINESS OF MOMENTUM

BACKGROUND

        PeopleSoft established Momentum to select and develop certain e-business products, analytic applications and industry-specific application products. Prior to the Distribution, PeopleSoft will contribute $300 million to Momentum so that Momentum will have financial resources to pursue the development of these products. In addition, PeopleSoft and Momentum have entered into a series of agreements relating to various matters including:

        o       the permitted uses of the Available Funds;

        o       Momentum's right to use PeopleSoft Technology;

        o development work and other services which may be performed by PeopleSoft; and

        o PeopleSoft's rights with respect to the products to be developed by Momentum.

        Under the Development Agreement, Momentum may use the Available Funds only to develop those products which PeopleSoft proposes and which Momentum accepts for development. PeopleSoft and Momentum will jointly agree on the work plans and cost estimates for such products. PeopleSoft has granted to Momentum the right to use PeopleSoft Technology to develop such products. Because Momentum is expected to have limited staff and facilities, Momentum anticipates engaging PeopleSoft to perform substantially all of the research and development activity related to such products. However, Momentum could engage third parties to perform such efforts, perform them itself or acquire other technologies or companies. Momentum currently has no plans to develop products other than those pursuant to the Development Agreement.

        Momentum expects that initially its only revenue will come from investment income derived from the Available Funds and that it will incur substantial losses as it expends funds pursuant to the Development Agreement. Momentum believes it eventually will derive revenue from the commercialization of the products it develops, most likely through PeopleSoft. However, Momentum has made no forecasts as to when, if at all, it will be profitable or when, if at all, meaningful revenues will be generated through this activity.

PEOPLESOFT TECHNOLOGY OVERVIEW

        PeopleSoft developed PeopleTools(R), its rapid application development environment and architecture, specifically for developing client/server software application products. Software developers use PeopleTools(R) to, among other things, build and modify data tables, design and customize user interface windows and develop varying security level functionality. Since the introduction of PeopleTools(R) in 1988, PeopleSoft has invested and continues to invest considerable funds and resources in the ongoing enhancement and updating of this development environment. Using this proprietary development environment, PeopleSoft has developed a comprehensive suite of cross-industry administrative OLTP applications. This enterprise-wide suite of products includes applications in human resource management, financials, distribution, manufacturing, and supply chain optimization.

        PeopleSoft has granted Momentum a license to use PeopleTools(R) and certain other technology to develop products under the Development Agreement. Momentum believes that to develop industry-specific applications, PeopleSoft or Momentum may need to develop or acquire enhanced functionality for PeopleTools(R). In addition, Momentum may need to develop, acquire or license additional development technologies to develop its e-business and analytic applications. The Development Agreement allows Momentum to obtain, either through development, acquisition or licensing, the rights to development tools as deemed necessary to complete the products selected.

THE MOMENTUM PRODUCTS

        Momentum Products are products recommended by PeopleSoft, and accepted by Momentum, for research and development under the Development Agreement. Momentum currently intends to develop the following types of Momentum Products:

        e-business Products. Momentum currently plans to build e-business applications that will be intuitive, user-focused solutions that enable people to conduct a broad range of business processes and commercial transactions over the Internet or a customer's intranet. These e-business applications will include a new extended-enterprise class of applications that integrate content from a customer's intranet, third party information and service providers and PeopleSoft's traditional cross-industry ERP applications. Momentum believes that e-business applications could effectively and efficiently meet the needs of people fulfilling different roles in their organizations.

        Analytic Application Products. PeopleSoft's OLTP products have traditionally focused on helping companies improve the efficiency of business processes. In contrast, analytic application products are focused on turning stored data (created primarily by OLTP applications) into business intelligence that can be used by companies to improve operating effectiveness. Momentum currently plans to develop analytic application products that will deliver data warehouse capabilities while allowing for integration and reconciliation to the general ledger, billing, and time and labor systems. These analytic application products are intended to enable rapid analysis and decision making while lowering the risk of inconsistent data within an organization.

        Industry-Specific Application Products. Momentum plans to develop a series of products to address the software application needs of certain industries. The initial target markets include utilities, professional services, financial services, retailing and healthcare. The Momentum Products will be designed to provide information processing capabilities for business functions critical to each specific industry. Such industry-specific application products typically support the core operating areas of a company.

        Under the License Option, PeopleSoft has the right to obtain a perpetual, exclusive license to market, distribute, sublicense, support and enhance any product developed by Momentum pursuant to the Development Agreement. This right expires 30 days after a product becomes Generally Available. The determination of whether a product is Generally Available will be made by PeopleSoft based upon the test procedures it uses for its own products. If PeopleSoft exercises its rights under the License Option for a product, it will pay Momentum a royalty on sales of that product in accordance with a formula contained in the License Option. PeopleSoft will also then be responsible for all upgrades, bug fixes and customer support related to the product. If PeopleSoft does not exercise its rights under the License Option, Momentum may commercialize the product itself or through arrangements with third parties that are not designated competitors of PeopleSoft.

        In the event Momentum successfully commercializes a product, any revenue it receives from such commercialization will not be considered Available Funds. Momentum will be free to use such revenue for any purpose, including additional product development. PeopleSoft will have no rights with respect to any products Momentum develops using funds other than Available Funds.

DEVELOPMENT CYCLE

        Scope and Design: Based on input from sales personnel, customers, business partners and industry analysts, PeopleSoft will identify and prioritize product opportunities and present such opportunities to Momentum. For each product opportunity, high level business requirements are defined and documented. This initial product scope is reviewed and discussed with internal and external business process functional experts in an iterative review process that confirms a product's conceptual framework. Once the initial product scope is defined, the individual product features are identified and prioritized. In addition, new technologies that would be required to build and deploy the product are identified. For each product feature or new technology, a written summary of its business requirements is prepared and is reviewed with appropriate development personnel. Based on this review, product strategy and development personnel reach an initial agreement on the product's content and priorities for the initial release. Functional and technical designs are developed for each planned feature. Design reviews are held with teams comprised of product strategy, release testing, documentation, sample data and training personnel. During the design review process, this group ensures not only that the functional requirements are complete but also that the technical design meets the business needs.

        Develop and Port: In developing a new product, the development team will code and unit test every feature in the products to ensure that the product created complies with the functional and technical requirements. These tasks are conducted using a reference development platform, and the functionality is designed to provide global capabilities based on requirements from a proxy set of countries around the world. All development issues are identified and addressed. At the same time, system test requirements and procedures are developed. Test strategies, product test plans, feature test requirements and test procedures are completed. During the development and port phase, documentation and curriculum development personnel work closely with the developers to design documentation and training courses. Upon substantial completion of development, the developed product is ported to support multiple hardware, database and operating system platforms, and release platforms are certified.

        Test and Release: The product is delivered to a select group of Pre-General Availability customers for limited use. Pre-General Availability customers provide feedback on the features and functions as well as ease of use. Issues identified during this phase are generally resolved prior to the product being released as Generally Available. In addition, the combined product features are system tested on the primary development platform. These tests validate that the product and its features perform according to the specified business and functional requirements. All test failures are logged, reviewed and addressed. Release test requirements, plans and processes are developed and finalized. During this phase, the product is tested to validate it is operational on all supported platforms. The product is tested for (i) ease of use, (ii) ease of installation, (iii) ease of upgrade, (iv) volume and (v) performance. All incidents reported during release test are logged, reviewed and addressed. Once the product has met system and release test exit criteria, all sample data and documentation are finalized and incorporated into the master production product. Final validation and acceptance tests are performed.

POTENTIAL RESEARCH AND DEVELOPMENT EXPENDITURES

        Based on PeopleSoft's experience in developing other products, the Available Funds are expected to be expended pursuant to the Development Agreement over a period of approximately three to four years. These development efforts are currently estimated to require $48-$72 million for scope and design, $180-$210 million for develop and port and $36-$60 million for test and release, although these estimates may change over time as PeopleSoft and Momentum select and develop products. Because of the rapidly changing dynamics of the computer software industry, products currently forecasted to be undertaken by Momentum may be reprioritized as the market place develops. In addition, factors outside of Momentum's control, such as customer functionality demands, competitor product offerings, and hardware platforms, could alter the timing or amount of estimated expenditures.

FACILITIES AND PERSONNEL

        Momentum is not expected to hire a significant number of employees or to acquire significant property or assets. However, in order to develop products under the Development Agreement, Momentum will have to make decisions on how to obtain adequate resources for its development efforts. Momentum currently expects that it will contract with PeopleSoft to provide engineering personnel and facilities to perform the development work. Momentum has the right to perform this work directly or seek other third party providers. Momentum is expected to use a substantial portion of the Available Funds to compensate PeopleSoft for the research and development of Momentum Products. In addition, Momentum has contracted with PeopleSoft to provide general administrative support services.

COMPETITION

        The market for business application software is intensely competitive. Momentum believes it will face substantial competition from the large, established providers of enterprise-wide application software as well as from numerous smaller, more specialized software companies. Other than PeopleSoft, SAP, Oracle Corporation, Baan and J.D. Edwards & Company are the major providers of enterprise-wide software. Momentum believes that each of these companies has either launched initiatives or has the technical, financial, and marketing capability to launch initiatives to develop products which directly compete with the products Momentum intends to develop. In addition, numerous well-established companies specialize in e-business products, analytic applications or particular industry-specific applications. Almost all of Momentum's competitors have substantially greater financial, technical and marketing resources than those of Momentum. Furthermore, although Momentum believes PeopleSoft does not intend to compete with it, PeopleSoft is free to do so.

        Momentum expects that any products developed by it will be commercialized by other parties, most likely through PeopleSoft. Although PeopleSoft has substantial market share in the enterprise-wide application software market, it does not have a significant presence in the markets for e-business or analytic application products or in any of the markets for which Momentum intends to develop industry-specific application products. As a result, PeopleSoft may not be able to compete successfully with the other large providers of enterprise-wide application software or with the established specialized software companies in these markets. Additionally, if Momentum commercializes its products through third parties, such third parties may not have the financial, technical and marketing resources to compete successfully with Momentum's competitors.

PATENTS; INTELLECTUAL PROPERTY

        The products Momentum intends to develop may incorporate certain technologies of PeopleSoft and other third parties. While Momentum intends to obtain from third parties permission to use their technologies, Momentum's activities could unintentionally infringe the patents, copyrights or other intellectual property rights of others. Consequently, third parties may assert infringement claims against Momentum with respect to its products. Any such assertion could require Momentum to enter into royalty arrangements or could result in costly litigation.

        Momentum intends to rely on a combination of copyright, trade secret, and patent laws and employee and third party non-disclosure agreements to protect its intellectual property rights, including the features and design aspects of its products. Such measures may not be sufficient to protect its rights, and Momentum's competitors may independently develop technologies that are substantially equivalent to or superior to Momentum's technology. Momentum may from time to time be involved in litigation regarding the scope and validity of its intellectual property rights. Any such litigation, whether or not successful, could result in substantial costs to Momentum and diversion of efforts by Momentum's management.


                              AVAILABLE INFORMATION

        As a result of the Distribution, the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires Momentum to file annual, quarterly and other reports with the Securities and Exchange Commission. Momentum intends to provide annual reports containing audited financial statements to its stockholders in connection with its annual meetings of stockholders.

        PeopleSoft files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

        Momentum and PeopleSoft have filed with the Securities and Exchange Commission a Registration Statement, which includes certain exhibits (the "Registration Statement"), under the Securities Act of 1933, as amended, for the securities offered by this prospectus. This prospectus contains general information about the contents of contracts and other documents filed as exhibits to the Registration Statement. However, this prospectus does not contain all of the information set forth in the Registration Statement and the exhibits filed with the Registration Statement. You should read the Registration Statement and the exhibits for further information about Momentum, PeopleSoft and the Distribution.

        You may read and copy the Registration Statement and other materials that Momentum and PeopleSoft file with the Securities and Exchange Commission at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplication fee, by writing to the Securities and Exchange Commission's Public Reference Section. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms. The Securities and Exchange Commission filings of Momentum and PeopleSoft filings are also available to the public on the Securities and Exchange Commission Internet site (http://www.sec.gov).

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Securities and Exchange Commission allows PeopleSoft to "incorporate by reference" the information PeopleSoft files with the Securities and Exchange Commission, which means that PeopleSoft can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that PeopleSoft files later with the Securities and Exchange Commission will automatically update and supersede this information. PeopleSoft incorporates by reference the documents listed below and any future filings it makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the termination of this offering.

1. PeopleSoft's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (including those portions of PeopleSoft's Annual Report to Stockholders and definitive proxy statement for the Annual Meeting of Stockholders held on May 26, 1998 incorporated by reference therein).

2. PeopleSoft's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

3. The description of PeopleSoft's Common Stock contained in PeopleSoft's Registration Statement on Form 8-A dated October 7, 1992, including any amendment or report filed for the purpose of updating the description.

4. The description of PeopleSoft's Preferred Share Rights Agreement contained in its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on February 16, 1996, as amended on March 25, 1998, including any additional amendment or report filed for the purpose of updating the description.

        You may request a copy of the documents incorporated by reference, at no cost, by writing or telephoning Boston EquiServe, L.P., 289 S. San Antonio Road, Suite 100, Los Altos, California 94022; telephone: (650) 947-3800.

                             MANAGEMENT OF MOMENTUM

        The following table sets forth information about Momentum's executive officer and director as of November 16, 1998:


NAME                                AGE   POSITION
----                                ---   --------
Aneel Bhusri.....................   32    President, Chief Financial Officer,
                                          Secretary and Director


        Aneel Bhusri has been Momentum's President, Chief Financial Officer, Secretary and sole director since Momentum's formation in November 1998. Prior to the Distribution, Mr. Bhusri will appoint an individual who is unaffiliated with PeopleSoft and has experience in the software industry to replace Mr. Bhusri as the sole officer of Momentum. Mr. Bhusri joined PeopleSoft in August 1993 as Director of Strategic Planning. In April of 1995, he was appointed Vice President of Product Strategy. In November of 1995, Mr. Bhusri was appointed Senior Vice President of Product Strategy. In April 1997, he was appointed Senior Vice President of Product Strategy, Business Development and Marketing. Prior to joining PeopleSoft, Mr. Bhusri was an associate at Norwest Venture Capital from June 1992 to March 1993. From 1988 to 1991 he was a financial analyst in Morgan Stanley's Corporate Finance Department. Mr. Bhusri holds a B.Sc. in Electrical Engineering and a B.A. in Economics from Brown University, and an M.B.A. from Stanford University.

                         SECURITY OWNERSHIP OF MOMENTUM

        Immediately prior to the Distribution, all of the outstanding shares of Momentum Class A Common Stock will be held by PeopleSoft. The following tables sets forth the projected beneficial ownership of Momentum Class A Common Stock following the Distribution by (i) the director and executive officer of Momentum and (ii) any stockholder that will beneficially own more than 5% of the outstanding shares of the Momentum Class A Common Stock.

                                                                          MOMENTUM CLASS A COMMON
                                                                           STOCK PROJECTED TO BE
                                                                            BENEFICIALLY OWNED
                                                                       ------------------------------
                                                                                         PERCENT OF
NAME                                                                     NUMBER(1)(2)       CLASS
----                                                                   ------------------------------
Director and Executive Officer
Aneel Bhusri..........................................................      1,466            *

Others
David A. Duffield(3)..................................................    998,834           21%
     4460 Hacienda Drive
     Pleasanton, CA 94588

---------

     * Less than 1%

(1) Except as otherwise noted, reflects, in each case, the number of shares of PeopleSoft Common Stock beneficially owned as of October 31, 1998, divided by 50. In addition to shares held in the individual's sole name, this column includes shares held by the spouse and other members of the named person's immediate household who share that household with the named person, and shares held in family trusts.

(2) In calculating the number of shares of Momentum Class A Common Stock projected to be owned by the individuals listed above, the calculation has been accomplished by treating each category of ownership, direct, book entry, street name and trust account separately and dividing each by 50, eliminating each set of fractional shares.

(3) Mr. Duffield has informed Momentum that he plans to reduce his percentage ownership in the Momentum Class A Common Stock shortly after the Distribution from approximately 21% of the outstanding shares to below 5% of the outstanding share through the sale or other disposition of approximately 16% of the outstanding shares.

                       SELECTED FINANCIAL DATA OF MOMENTUM


BALANCE SHEET DATA:


                                                                                AS OF NOVEMBER 10,
                                                                                      1998(1)
                                                                                -------------------
Cash..........................................................................       $ 1,000
Stockholders' equity..........................................................       $ 1,000

---------

(1) Momentum was incorporated in November 1998. PeopleSoft contributed $1,000 in November 1998 in exchange for 1,000 shares of Momentum Common Stock. Momentum currently does not have any operations and will not have any operations prior to the Distribution.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

        Momentum was formed on November 9, 1998. PeopleSoft will contribute a total of $300 million in cash to Momentum prior to the Distribution. PeopleSoft's contribution (together with interest earned thereon) is expected to fund research and development activities for approximately three to four years. Momentum's funds are expected to be used primarily to fund activities to be conducted under the Development Agreement with PeopleSoft. Momentum expects to engage PeopleSoft or other third parties to perform the development activities on Momentum's behalf. Momentum is not expected to require significant facilities or capital equipment of its own during the term of the Development Agreement.

        There can be no assurances, particularly given the existence of the Development Agreement, the Marketing Agreement and the Services Agreement, that Momentum will be able to raise any additional capital. Such additional capital, if raised, would most likely reduce the per share proceeds available to holders of the Momentum Class A Common Stock if the Purchase Option were to be exercised by PeopleSoft. See "The Agreements and the Purchase Option -- Purchase Option."

OPERATIONS

        Prior to the Distribution, Momentum will not have conducted any operations. After the Distribution, Momentum's operations will be conducted largely pursuant to the Development Agreement, the Marketing Agreement and the Services Agreement. See "The Agreements and the Purchase Option."

        In its early years, Momentum's revenues are expected to consist solely of investment income. In later years, Momentum may derive license revenues from commercialization of Momentum Products, most likely by PeopleSoft. However, Momentum is not expected to earn substantial revenues unless the Momentum Products are successfully commercialized.

        Momentum's expenses will be incurred primarily under the Development Agreement and the Services Agreement. If Momentum engages PeopleSoft to perform research and development work, PeopleSoft will charge Momentum 110% of its fully burdened cost of performing such activities. These fully burdened costs will include salary, benefits and overhead allocations. Momentum will also incur certain direct costs associated with developing Momentum Products. These costs could also include payments to other third parties for development, royalties, or costs associated with acquiring or investing in complementary companies, products or technology.

        Under the Services Agreement, PeopleSoft will provide Momentum certain administrative services including accounting, finance, human resources and legal services. Momentum will pay PeopleSoft a fee equal to the sum of: (i) one percent (1%) of PeopleSoft's fully burdened costs with respect to research and development conducted by PeopleSoft under the Development Agreement; plus (ii) one percent (1%) of any fees that Momentum pays to other third parties for the research and development of products pursuant to the Development Agreement. Momentum will also incur direct costs such as professional services, insurance, taxes and regulatory fees.

        As a result of its need to incur substantial development expenses prior to receiving significant revenue, Momentum anticipates that it will incur substantial losses which will likely be recurring.

        Momentum's future cash flow obligations will derive largely from the Development Agreement and the Services Agreement. Momentum is required to expend the Available Funds only to acquire or develop Momentum Products and related technologies and for related administrative expenses. The rate at which Available Funds are expended will derive from work plans and cost estimates approved by Momentum.

YEAR 2000 DISCLOSURE

        Momentum expects that substantially all of its research and development and administrative activities will be performed by PeopleSoft. Momentum believes that PeopleSoft's internal systems are Year 2000 compliant. To the extent that Momentum purchases its own internal systems or contracts with other parties for such services, it expects to be able to find systems and service providers which are Year 2000 compliant. However, Momentum and PeopleSoft will be relying on a variety of service providers, including telephone companies, utilities and network services providers whose Year 2000 compliance is difficult to ascertain. If any these providers were unable to provide their services to either PeopleSoft or Momentum, Momentum's business could be adversely affected.

                     THE AGREEMENTS AND THE PURCHASE OPTION

DEVELOPMENT AND LICENSE AGREEMENT

        Momentum and PeopleSoft have entered into a Development and License Agreement (the "Development Agreement") for the selection and development of software application products including (i) e-business applications, (ii) analytic applications, and (iii) industry-specific software application products.

        Pursuant to the Development Agreement, the parties have agreed to the following terms:

        PeopleSoft has granted to Momentum a perpetual, worldwide, non-exclusive license to use PeopleSoft Technology solely for internal use purposes connected with the Development Agreement and solely in conjunction with Momentum's development, support, demonstration, testing (and all other similar related tasks) of the Momentum Products.

        PeopleSoft will propose to Momentum that it develop particular software products and related technologies. If Momentum agrees to develop such products, PeopleSoft and Momentum will agree upon timetables, budgets and specifications for each product. Products recommended by PeopleSoft and approved by Momentum for development are called "Momentum Products."

        Momentum has agreed to use diligent efforts to research and develop Momentum Products in accordance with agreed upon budgets and timetables. Momentum expects that it will undertake research and development by contracting with a third party, as it does not expect to have the staffing or facilities to do such research and development itself. Momentum currently expects that substantially all of the research and development relating to Momentum Products will be performed by PeopleSoft. However, PeopleSoft is not obligated to provide any such services to Momentum, and Momentum may choose to hire other third party providers. If Momentum chooses to engage PeopleSoft, it will pay PeopleSoft one hundred and ten percent (110%) of PeopleSoft's fully burdened costs relating to the research and development provided by PeopleSoft. PeopleSoft will recognize such reimbursement amounts as product development revenues. If a third party is hired to conduct research and development relating to Momentum Products, any agreement between Momentum and such third party must include appropriate provisions for the protection of PeopleSoft Technology and PeopleSoft's rights under the Development Agreement, the Marketing Agreement, and the Services Agreement and as a holder of the Momentum Class B Common Stock.

        Momentum may develop or acquire (through licensing or otherwise) third party software toolsets ("Developed Technology") for the purpose of developing Momentum Products. To the extent Momentum has the right, Momentum will grant PeopleSoft an irrevocable, worldwide, non-exclusive license to use, market, manufacture, reproduce, copy, sublicense, distribute (through PeopleSoft's then current worldwide channel distribution system), create derivative works, enhance and modify the Developed Technology. For a period of ten (10) years from the date the Developed Technology is acquired or first identified as part of the work plan related to the development of a Momentum Product, PeopleSoft will pay a royalty of one percent (1%) of net revenue on products (other than Momentum Products) developed by PeopleSoft using Developed Technology. In order to develop certain products using Developed Technology, PeopleSoft may need to acquire licenses or enter into other arrangements with third parties. For purposes of calculating royalties due to Momentum for the use of Developed

Technology in these products, net revenue will be reduced by the amount of license fees or similar payments due to third parties from PeopleSoft with respect to such product.

        PeopleSoft will own all rights with respect to any enhancements made by Momentum to PeopleTools(R) or other software products contributed by PeopleSoft. PeopleSoft will not be obligated to make any royalty or other payments with respect to such technology or enhancements. Momentum will own the Developed Technology and the Momentum Products subject to PeopleSoft's license rights as described in the Development Agreement and the Marketing Agreement.

        Momentum may use the Available Funds only to develop or acquire Momentum Products and related technologies and for related administrative expenses. It is anticipated that Momentum will spend the Available Funds over a period of approximately three to four years. Prior to expenditure, Momentum will be required to invest the Available Funds in high quality marketable securities. Any such investment earnings shall become a part of the Available Funds. Momentum may not encumber, pledge or otherwise take any action with respect to Available Funds that could prevent the full expenditure of such funds under the Development Agreement. Under certain circumstances, PeopleSoft will have the right to require Momentum to make an affirmative pledge of the Available Funds to performance under the Development Agreement. Other than PeopleSoft's rights under the Purchase Option, there are no restrictions on Momentum's use of funds it generates or receives, that are not Available Funds, to conduct its business as it determines.

        The Development Agreement will automatically terminate upon the expiration of the Purchase Option; provided, however, PeopleSoft's obligation to pay royalties on Developed Technology will continue until the expiration of the respective royalty terms. Either party may terminate the Development Agreement if the other party breaches a material obligation thereunder and such breach continues uncured for thirty (30) days after written notice by the terminating party.

        In the event the Development Agreement or the Marketing Agreement is terminated by PeopleSoft in connection with Momentum's breach of a material obligation under the Development Agreement or the Marketing Agreement, PeopleSoft shall be entitled to receive, as liquidated damages, the Available Funds. If PeopleSoft reasonably believes that such liquidated damages are inadequate, then PeopleSoft will be entitled to specific performance of Momentum's obligations under the Development Agreement or the Marketing Agreement in connection with such breach.

MARKETING AND DISTRIBUTION AGREEMENT

        Under the Marketing and Distribution Agreement (the "Marketing Agreement"), Momentum has granted PeopleSoft the exclusive license to market and distribute pre-General Availability versions of each Momentum Product (the "Pre-General Availability License") and an option to obtain a perpetual, worldwide, exclusive license to market, distribute, sublicense, support and enhance any post-General Availability versions of each Momentum Product (the "License Option").

        Under the Pre-General Availability License, PeopleSoft has an exclusive license with respect to each Momentum Product to market and distribute the Momentum Product for the period from which Momentum accepts the relevant product proposal from PeopleSoft until the earlier of: (i) the exercise or expiration of PeopleSoft's License Option with respect to the Momentum Product; or (ii) the expiration of the Purchase Option. PeopleSoft shall pay Momentum royalties of six percent (6%) of Net Revenues from the license of each Momentum Product. PeopleSoft has agreed to use commercially reasonable efforts to promptly market each pre-General Availability Momentum Product to a limited group of customers in accordance with PeopleSoft's standard practices.

        Under the License Option, PeopleSoft may obtain a perpetual, worldwide, exclusive license (with the right to sublicense through multiple tiers) to market, distribute, support and enhance each Momentum Product. PeopleSoft may exercise the License Option with respect to any Momentum Product at any time from the date on which Momentum agrees to develop the product until the earlier of: (i) thirty (30) days after the product becomes Generally Available; or (ii) the expiration of the Purchase Option. A Momentum Product will be deemed to be Generally Available upon successful completion of the release testing model which PeopleSoft uses for its own products with the level of functionality originally agreed to by PeopleSoft and Momentum. Upon exercise of the License Option with respect to a Momentum Product (a "Licensed Product"), PeopleSoft will assume full responsibility for any product development, support, training, consulting, bug fixes, modifications and enhancements with respect to such Licensed Product. If PeopleSoft does not exercise the License Option with respect to a Momentum Product, PeopleSoft will retain the right and obligation to support any customers to whom it licensed such Momentum Product pursuant to its Pre-General Availability License. These rights and obligations will survive the termination of the Marketing Agreement.

        PeopleSoft will make Product Payments to Momentum with respect to each Licensed Product equal to the sum of (i) one percent (1%) of Net Revenues plus
(ii) an additional one-tenth of one percent (0.1%) of Net Revenue for each one million dollars ($1,000,000) of Development Costs of the Licensed Product that were incurred by Momentum, up to a maximum royalty rate of six percent (6%) of Net Revenue. Net Revenues for a particular quarter are end user license fees received by PeopleSoft for licensing or sub-licensing each Licensed Product less the value of bundled services and development expenses incurred by PeopleSoft on such Licensed Product for that quarter. Net Revenues will include all user license fees paid with respect to each Licensed Product, regardless of whether PeopleSoft directly licenses such License Product, or indirectly licenses such Licensed Product through a reseller, distributor, or other third party. Subject to PeopleSoft's Product Payment Buy-Out Option described below, Product Payments will be payable by PeopleSoft to Momentum for ten (10) years after General Availability of the Licensed Product. PeopleSoft will retain all support services and maintenance fees with no royalty-sharing or payment obligation to Momentum. PeopleSoft's royalty obligations will survive the termination of the Marketing Agreement.

        PeopleSoft has the option to buy out Momentum's right to receive Product Payments for any Licensed Product. The Product Payment Buy-Out Option may be exercised for any Licensed Product at any time beginning twelve (12) months after the Licensed Product is declared Generally Available. The buy-out price will be fifteen (15) times the payment made by or due from PeopleSoft to Momentum with respect to licenses of such Licensed Product for the four (4) quarters immediately preceding the quarter in which the Product Payment Buy-Out Option is exercised (payment will be annualized for any such Licensed Product that has not been a Licensed Product for all of each of such four (4) quarters).

        If PeopleSoft does not exercise the License Option with respect to a Momentum Product, Momentum will be free to commercialize that Momentum Product itself or with the assistance of a third party. To the extent that any such Momentum Product contains PeopleSoft Technology, PeopleSoft has granted Momentum a license with respect to PeopleSoft Technology allowing Momentum to enhance, license, use and distribute the product provided that Momentum may not contract with certain entities that

PeopleSoft reasonably believes and identifies as competitors of PeopleSoft. This license will survive the termination of the Marketing Agreement.

        During the term of the Marketing Agreement, PeopleSoft will provide quarterly reports to Momentum detailing payments due for such period with respect to the relevant Momentum Product or Licensed Product, as the case may be. Such reports will be due thirty (30) days after the end of each calendar quarter and will indicate the quantity and dollar amount of Net Revenues relating to each Momentum Product or Licensed Product, as the case may be, or other consideration in respect of Net Revenues, during the quarter covered by such report. No more than once in each calendar year upon at least five (5) business days notice and during regular business hours, at Momentum's expense, PeopleSoft is required to make available for inspection by Momentum such records of PeopleSoft as may be necessary to verify the accuracy of reports and payments made under the Marketing Agreement. PeopleSoft must provide similar reports and records with respect to all Developed Technology Products.

        The Marketing Agreement terminates upon the earlier to occur of: (i) the exercise of the Purchase Option by PeopleSoft; or (ii) the end of the thirtieth
(30th) day after the expiration of the Purchase Option. The Marketing Agreement may be terminated by either party in the event that the other party (i) breaches any material obligation under the Marketing Agreement (which breach continues for a period of thirty (30) days after written notice to the defaulting party) or (ii) enters into any proceeding, voluntary or involuntary, in bankruptcy, reorganization or similar arrangement for the benefit of its creditors.

SERVICES AGREEMENT

        Pursuant to the Services Agreement, PeopleSoft will provide Momentum with certain services relating to administration, including accounting, finance, human resources and legal services. Momentum has agreed to pay PeopleSoft a fee equal to the sum of: (i) one percent (1%) of PeopleSoft's fully burdened costs with respect to research and development conducted by PeopleSoft under the Development Agreement; plus (ii) one percent (1%) of any fees that Momentum pays to other third parties for the research and development of products pursuant to the Development Agreement. The Services Agreement remains in force until December 31, 2002 and thereafter is automatically renewed for one-year terms.

DISTRIBUTION AGREEMENT

        Under the Distribution Agreement, PeopleSoft will contribute $300 million in cash to Momentum in exchange for approximately 4,750,000 shares of Momentum Class A Common Stock and 1,000 shares of Momentum Class B Common Stock. PeopleSoft will then dividend such shares of Momentum Class A Common Stock to the PeopleSoft stockholders in connection with the Distribution. Under the Distribution Agreement, PeopleSoft has agreed to indemnify Momentum's officers and directors to the same extent such persons are entitled to indemnification under Momentum's Certificate of Incorporation if PeopleSoft exercises the Purchase Option.

PURCHASE OPTION

        The Purchase Option is set forth in Momentum's Certificate of Incorporation. Pursuant to the Purchase Option, PeopleSoft has an exclusive, irrevocable option to purchase all, but not less than all, of the issued and outstanding Momentum Class A Common Stock. PeopleSoft may exercise the Purchase Option by written notice to Momentum at any time during the period beginning immediately after the

Distribution until December 31, 2002; provided that such date will be extended for successive six month periods if, as of any June 30 or December 31 beginning with June 30, 2002, Momentum has not paid or accrued expenses for all but $15 million of the Available Funds as of such date. In any event, the Purchase Option will terminate on the sixtieth (60th) day after Momentum provides PeopleSoft with a statement that, as of the end of any calendar month, there are less than $2.5 million of Available Funds remaining. All certificates evidencing Momentum Class A Common Stock will bear a legend indicating that the Momentum Class A Common Stock is subject to the Purchase Option.

        If the Purchase Option is exercised, the exercise price (the "Purchase Option Exercise Price") will be the greatest of:

        (1) 15 times the sum of (i) the actual worldwide payments made by or due from PeopleSoft to Momentum with respect to all Licensed Products and Developed Technology for the four calendar quarters immediately preceding the quarter in which the Purchase Option is exercised (the "Base Period"); plus (ii) such payments as would have been made during the Base Period by, or due from, PeopleSoft to Momentum if PeopleSoft had not previously exercised its Product Payment Buy-Out Option with respect to any Momentum Product (for purposes of the calculations in (i) and (ii), payments will be annualized for any product that has not been a Licensed Product for all of each of the four calendar quarters in the Base Period);

                minus

                any amounts previously paid to exercise any Product Payment Buy-Out Option for such Momentum Product;

        (2) the fair market value of seven hundred twenty thousand (720,000) shares of PeopleSoft Common Stock, adjusted in the event of a stock split, as of the date PeopleSoft exercises its Purchase Option;

        (3) three hundred fifty million dollars ($350,000,000) plus any additional funds contributed to Momentum by PeopleSoft, less the aggregate of all amounts paid or incurred to develop the Momentum Products or pursuant to the Services Agreement as of the date the Purchase Option is exercised; or

        (4)     ninety million dollars ($90,000,000).

        In each case, the amount payable as the Purchase Option Exercise Price will be reduced (but not to less than the total par value of the outstanding Momentum Class A Common Stock) to the extent, if any, that Momentum's liabilities at the time of exercise (other than liabilities under the Development Agreement, the Marketing Agreement and/or the Services Agreement) exceed Momentum's cash and cash equivalents, and short-term and long-term investments (excluding the amount of Available Funds remaining at such time). For this purpose, liabilities will include, in addition to liabilities required to be reflected on Momentum's financial statements under generally accepted accounting principles, certain contingent liabilities relating to guarantees and similar arrangements.

        PeopleSoft may pay the Purchase Option Exercise Price in cash, in PeopleSoft Common Stock or in any combination of the two. For the purpose of determining the Purchase Option Exercise Price, the fair market value of PeopleSoft Common Stock shall be deemed to be the average of the closing sales price of PeopleSoft Common Stock on the Nasdaq National Market for the twenty (20) trading days ending with the trading day that is two trading days prior to the date of determination. The per share purchase price of Momentum Class A Common Stock will be reduced if Momentum issues additional shares after the Distribution.

        The closing of the acquisition of the Momentum Class A Common Stock pursuant to exercise of the Purchase Option will take place on a date selected by PeopleSoft, but no later than sixty (60) days after the exercise of the Purchase Option unless, in the judgment of PeopleSoft, a later date is required to satisfy any applicable legal requirements or to obtain required consents. Between the time of exercise of the Purchase Option and the time of closing of the acquisition of the Momentum Class A Common Stock, Momentum may not, without PeopleSoft's consent, incur additional debt, dispose of assets, pay or declare any dividends or operate its business other than in the ordinary course.

        At PeopleSoft's election, Momentum may redeem on such closing date the Momentum Class A Common Stock for an aggregate redemption price equal to the final Purchase Option Exercise Price. Any such redemption would be in lieu of PeopleSoft paying the final Purchase Option Exercise price directly to holders of Momentum Class A Common Stock, and would be subject to PeopleSoft providing the final Purchase Option Exercise Price to Momentum to allow Momentum to pay the redemption price.

        In the event that prior to PeopleSoft's exercise of the Purchase Option, the number of outstanding shares of PeopleSoft Common Stock is increased by virtue of a stock split or a dividend payable in PeopleSoft Common Stock or the number of such shares is decreased by virtue of a combination or reclassification of such shares, then the number of shares of PeopleSoft Common Stock used to compute the Purchase Option Exercise Price (if the Purchase Option Exercise Price is the fair market value of 720,000 shares of PeopleSoft Common Stock) shall be increased or decreased, as the case may be, in proportion to such increase or decrease in the number of outstanding shares of PeopleSoft Common Stock.

        Under Momentum's Certificate of Incorporation, Momentum will be prohibited from taking or permitting any action inconsistent with, or which would in any way alter, PeopleSoft's rights under the Purchase Option. Momentum may not, without consent of PeopleSoft as the sole holder of the Momentum Class B Common Stock, merge, liquidate, sell any substantial assets, or amend its Certificate of Incorporation to (i) alter the Purchase Option, (ii) change Momentum's authorized capitalization, or (iii) alter the provisions governing the Board of Directors. To the extent Rule 13e-3 ("Rule 13e-3) under the Exchange Act dealing with going private transactions by certain issuers or their affiliates is applicable at the time of any exercise of the Purchase Option, PeopleSoft and Momentum will comply with their respective obligations under Rule 13e-3, subject to any available exemptions from such obligations.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion sets forth the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation with respect to certain material federal income tax considerations under the Internal Revenue Code of 1986, as amended (the "Code"), with respect to the shares of Momentum Class A Common Stock, cash in lieu of fractional shares of Momentum Class A Common Stock, or both shares of Momentum Class A Common Stock and cash distributed to PeopleSoft's stockholders in the Distribution. THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF THE ACQUISITION OF SHARES OF MOMENTUM CLASS A COMMON STOCK BY PURCHASE OR MEANS OTHER THAN THE DISTRIBUTION. In addition, this discussion is intended only to provide general information regarding PeopleSoft stockholders that are subject to United States federal income tax; it may not address all relevant federal income tax consequences to such persons or to other categories of PeopleSoft stockholders, e.g., foreign persons, dealers in securities, and stockholders that are exempt from federal income tax. This discussion is based upon the Code, Treasury Regulations (including proposed Treasury Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions all as in effect on the date hereof and all of which are subject to change or different interpretations by the Internal Revenue Service ("IRS") or the courts, any of which changes or interpretations may have retroactive effect. Wilson Sonsini Goodrich & Rosati, Professional Corporation, has disclaimed any undertaking to advise as to any change in the law that may affect its opinion, including changes that may be made under currently pending legislative proposals, and has expressed no opinion as to the laws of any jurisdictions other than the federal income tax laws of the United States of America. An opinion of counsel does not bind the IRS, which could take a contrary position, but represents only counsel's judgment as to the likely outcome if the issues involved were properly presented to a court of competent jurisdiction. This discussion assumes that the shares of Momentum Class A Common Stock will at all relevant times constitute capital assets of the stockholders. This discussion does not address state, local, or foreign tax considerations. PEOPLESOFT STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

TAXABILITY OF THE DISTRIBUTION TO HOLDERS OF PEOPLESOFT COMMON STOCK

        The fair market value of shares of Momentum Class A Common Stock, plus the cash intended to represent the fair market value of a fractional share of Momentum Class A Common Stock (together, the "Taxable Amount"), distributed to a holder of PeopleSoft Common Stock will constitute a dividend taxable as ordinary income to the extent that PeopleSoft has current or accumulated "earnings and profits" as of the end of the taxable year in which the Distribution occurs that are allocable to the Distribution for federal income tax purposes. Assuming that there will be a public market for the shares of Momentum Class A Common Stock at the time of the Distribution, the fair market value of a share of Momentum Class A Common Stock to a PeopleSoft stockholder for this purpose is expected to be the average of the high and low trading price on the date of the Distribution or if such date is not a trading day, on the first trading day following the Distribution. If the Taxable Amount exceeds the stockholder's allocable share of PeopleSoft's current and accumulated earnings and profits for federal income tax purposes determined as of the end of PeopleSoft's fiscal year ending December 31, 1998, the excess will generally be treated first as a tax-free return of capital to the extent of the stockholder's basis in the stockholder's PeopleSoft Common Stock, and after this basis is reduced to zero, as capital gain, which will be taxed in the manner discussed in the "Sale of Shares of Momentum Class A Common Stock" section below. PeopleSoft's management has advised that, based on the information currently available, PeopleSoft's accumulated earnings and profits at December 31, 1998 is expected to be such that the Taxable Amount will not exceed the PeopleSoft stockholder's allocable share of such earnings and profits.

        No later than February 1, 1999, PeopleSoft will issue to each holder of PeopleSoft Common Stock receiving shares of Momentum Class A Common Stock in the Distribution an IRS Form 1099-DIV reflecting the fair market value of the shares of Momentum Class A Common Stock (and any amount of cash received in lieu of fractional shares of Momentum Class A Common Stock) distributed to such holder, as well as any portion of the Taxable Amount exceeding such holder's allocable share of PeopleSoft's current and accumulated earnings and profits.

        To the extent that the Taxable Amount constitutes ordinary income, it will generally be subject to back up withholding with respect to PeopleSoft stockholders who, before the Distribution, have not provided their correct taxpayer identification numbers to PeopleSoft on an IRS Form W-9 or a substitute therefor. Although this discussion does not generally address tax consequences of the Distribution to foreign holders of PeopleSoft Common Stock, such holders should note that distribution of the Taxable Amount (to the extent of such foreign holder's allocable share of PeopleSoft's current and accumulated earnings and profits) will generally be subject to U.S. withholding tax at the rate of 30%. This rate may be reduced by income tax treaties to which the United States is a party. Nonresident alien individuals, foreign corporations and other foreign holders of PeopleSoft Common Stock are urged to consult their own tax advisors regarding the availability of such reductions and the procedures for claiming them.

        For corporate holders of PeopleSoft Common Stock, the Taxable Amount (to the extent treated as ordinary income) will be eligible for a "dividends-received" deduction, subject to limitations and exclusions provided by the Code, if the Purchase Option is "significantly out of the money" for at least 46 days during the 90-day period beginning 45 days before the PeopleSoft Common Stock becomes ex-dividend with respect to the Distribution. However, for corporate holders of PeopleSoft Common Stock, the Taxable Amount will be subject to the Code's extraordinary dividend rules, which could reduce a corporate holder's basis in its PeopleSoft Common Stock by the amount of the deduction, if the Taxable Amount equals at least 10% of the holder's basis. Moreover, to the extent that the untaxed distribution exceeds the corporate holder's basis, gain will be recognized.

SALE OF SHARES OF MOMENTUM CLASS A COMMON STOCK

        Upon the sale of shares of Momentum Class A Common Stock, the PeopleSoft stockholder will have a capital gain or loss equal to the difference between the sale price and the stockholder's basis in the shares of Momentum Class A Common Stock sold. This gain or loss will be long-term capital gain or loss if the shares of Momentum Class A Common Stock have a holding period of more than one year on the sale date. The maximum stated federal income tax rate for long-term capital gain is 20% for noncorporate holders. In addition, the combination of the shares of Momentum Class A Common Stock and the Purchase Option may be deemed a "straddle," with the result that the holding period of shares of Momentum Class A Common Stock would not begin until such date as the Purchase Option is exercised or expires. There is presently no difference in federal income tax rates between ordinary income and capital gains of corporations. Limitations may apply to deduction of capital loss.

        A PeopleSoft stockholder's initial basis in shares of Momentum Class A Common Stock received in the Distribution will be the fair market value of those shares of Momentum Class A Common Stock at the time of the Distribution, which fair market value will be determined in the manner set forth in the "Taxability of the Distribution to Holders of PeopleSoft Common Stock" section above.

EXERCISE OF PURCHASE OPTION

        If PeopleSoft exercises its Purchase Option for cash (or otherwise if the requirements for tax-free treatment described below are not satisfied), holders of shares of Momentum Class A Common Stock will have a capital gain or loss due to such exercise equal to the difference between (a) the cash (and any other deemed consideration) received and (b) the holder's basis in the shares of Momentum Class A Common Stock surrendered. Gain or loss due to the exercise of the Purchase Option will be long-term capital gain or loss if the shares of Momentum Class A Common Stock have been held for more than one year at the time of the closing of the exercise of the Purchase Option. However, the combination of the shares of Momentum Class A Common Stock and the Purchase Option may be deemed a "straddle," with the result that the holding period of shares of Momentum Class A Common Stock would not begin until such date as the Purchase Option is exercised and that capital gain or loss upon exercise of the Purchase Option would be short-term. Limitations may apply to deduction of capital loss.

        If PeopleSoft exercises its Purchase Option solely by delivering shares of PeopleSoft Common Stock in exchange for Momentum Class A Common Stock, no gain or loss will be taxable to the holders of Momentum Class A Common Stock upon the exchange if (a) exercise of the Purchase Option constitutes a "plan of reorganization" for purposes of Section 368(a)(1)(B) of the Code, (b) no consideration other than PeopleSoft Common Stock and cash paid in lieu of fractional shares (which cash generally will be taxable in the manner set forth in the preceding paragraph) is deemed to be paid by PeopleSoft upon exercise of the Purchase Option and (c) the other requirements of Section 368(a)(1)(B) of the Code are met at the time of such exchange. In such case, former holders of Momentum Class A Common Stock will receive a tax basis in the shares of PeopleSoft Common Stock received upon the exchange equal to their tax basis in the Momentum Class A Common Stock surrendered less the tax basis, if any, allocated to fractional share interests, and the holding period of such PeopleSoft Common Stock in the hands of such holders will include the holding period of their shares of Momentum Class A Common Stock surrendered. However, there can be no assurance that the requirements of Section 368(a)(1)(B) will be met.

EXPIRATION OF PURCHASE OPTION

        If the Purchase Option expires unexercised, each holder of shares of Momentum Class A Common Stock on the date it expires may have short-term capital gain in the amount of the fair market value of the portion of the Purchase Option covering the holder's shares of Momentum Class A Common Stock on the date of the Distribution; any such gain would increase the holder's basis in the shares of Momentum Class A Common Stock. PeopleSoft believes that the fair market value of the Purchase Option is not readily ascertainable. Each holder of shares of Momentum Class A Common Stock should consult his or her own tax adviser as to what amount, if any, should be reported as gain if the Purchase Option expires unexercised.

                      DESCRIPTION OF MOMENTUM CAPITAL STOCK

        At the time of the Distribution, Momentum's authorized capital stock will consist of (i) 10,000,000 shares of Momentum Class A Common Stock, (ii) 1,000 shares of Momentum Class B Common Stock (together with Momentum Class A Common Stock, the "Momentum Common Stock"), and (iii) 2,000,000 shares of undesignated Preferred Stock.

        Holders of Momentum Common Stock will be entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Available Funds may not be used to pay dividends. In the event of a liquidation, dissolution or winding up of Momentum, holders of Momentum Common Stock will be entitled to receive, pro rata, all remaining assets of Momentum available for distribution to stockholders.

        No preemptive rights, conversion rights or sinking fund provisions will be applicable to Momentum Class A Common Stock. Upon completion of this Distribution, all outstanding Momentum Class A Common Stock will be fully paid and nonassessable and will not be subject to any liability for further call. The Momentum Class A Common Stock will be subject to the Purchase Option and certificates representing such shares and book-entry account statements will bear a legend to that effect. See "The Agreements and the Purchase Option -- Purchase Option."

        No preemptive rights or sinking fund provisions will be applicable to the Momentum Class B Common Stock. Each share of the Momentum Class B Common Stock, all of which are held by PeopleSoft, will automatically convert into one share of Class A Momentum Stock upon such date as the Purchase Option expires.

        Until the expiration of the Purchase Option, PeopleSoft, as the sole holder of the Momentum Class B Common Stock, will be entitled to vote separately as a class with respect to any merger or liquidation of Momentum, the sale, lease, exchange, transfer or other disposition of any substantial asset of Momentum, and any amendments to the Certificate of Incorporation of Momentum that would alter the Purchase Option, Momentum's authorized capitalization, or the provisions of the Certificate of Incorporation governing Momentum's Board of Directors. Accordingly, PeopleSoft could preclude the holders of the Momentum Class A Common Stock from taking any of the foregoing actions during such period. Prior to exercise of the Purchase Option, the holders of the Momentum Class B Common Stock, voting as a separate class, will be entitled to elect one director, and the holders of the Momentum Class A Common Stock will be entitled to elect up to three directors. Upon exercise of the Purchase Option, PeopleSoft, as the sole holder of the Momentum Class B Common Stock, will have the right to elect all of the Momentum directors and to remove directors with or without cause. On all other matters, holders of the Momentum Class A Common Stock and Momentum Class B Common Stock will vote together as a single class. Holders of Momentum Common Stock will have one vote for each share of Momentum Common Stock held by them.

        Only the Momentum Board of Directors, the Chairman of the Board or the President may call special meetings of the Momentum stockholders. The approval of the holder of the Momentum Class B Common Stock is required to amend the provisions of Momentum's Certificate of Incorporation and bylaws governing the number and classification of the Board of Directors and certain related matters. The provisions of Momentum's Certificate of Incorporation granting special voting rights to the holder or holders of the Momentum Class B Common Stock and eliminating the right of Momentum stockholders to call special meetings of stockholders or act by written consent may inhibit a change in control of Momentum.

        Momentum has authorized 2,000,000 shares of Preferred Stock. Shares of Preferred Stock may be issued without stockholder approval. The Board of Directors is authorized to issue such shares in one or more series and to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series without any vote or action by the stockholders. However, any Preferred Stock issued must be subject to the Purchase Option and the approval of the holders of a majority of the Momentum Class B Common Stock is required to create any series of Preferred Stock with powers, preferences or rights superior to or pari passu with the Momentum Class B Common Stock.

                          TRANSFER AGENT AND REGISTRAR

        The Transfer Agent and Registrar for the Momentum Class A Common Stock is Boston EquiServe, L.P., 289 S. San Antonio Road, Suite 100, Los Altos, California 94022; telephone: (650) 947- 3800.


                                     EXPERTS

        The balance sheet of Momentum Business Applications, Inc. at November 10, 1998, appearing in this prospectus and the Registration Statement has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of PeopleSoft, Inc. appearing in PeopleSoft's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS

        The statements included in this prospectus under the caption "Certain Federal Income Tax Considerations" have been reviewed by, and the validity of the Momentum Class A Common Stock offered hereby will be passed upon by, Wilson Sonsini Goodrich & Rosati, Professional Corporation, of Palo Alto, California. Wilson Sonsini Goodrich & Rosati, Professional Corporation, is legal counsel to both Momentum and PeopleSoft.


                                    INDEX TO FINANCIAL STATEMENTS



Report of Ernst & Young LLP, Independent Auditors..........................................     F-2

Momentum Business Applications, Inc. Balance Sheet and Notes to Balance Sheet..............     F-3

Momentum Business Applications, Inc. Pro Forma Balance Sheet and Notes to Pro Forma Balance
       Sheet (unaudited)...................................................................     F-6

PeopleSoft, Inc. Pro Forma Balance Sheet (unaudited).......................................     F-7

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


        We have audited the accompanying balance sheet of Momentum Business Applications, Inc. as of November 10, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain a reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluation of the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Momentum Business Applications, Inc. as of November 10, 1998, in conformity with generally accepted accounting principles.


                                                   /s/ Ernst & Young LLP


San Jose, California
November 11, 1998

                      MOMENTUM BUSINESS APPLICATIONS, INC.

                                  BALANCE SHEET

                                NOVEMBER 10, 1998





                                     ASSETS

Cash ...........................................................          $1,000
                                                                          ======

                         STOCKHOLDERS' EQUITY (NOTE 3)

Common Stock, $0.001 par value, 1,000 shares
    authorized, 1,000 shares issued and outstanding ............          $    1
Additional paid-in capital .....................................             999
                                                                          ------
        Total stockholders' equity .............................          $1,000
                                                                          ======

                      MOMENTUM BUSINESS APPLICATIONS, INC.

                             NOTES TO BALANCE SHEET


1.      Organization and Ownership

        Momentum Business Applications, Inc. (the "Company" or "Momentum") was incorporated on November 9, 1998, in the state of Delaware for the purposes of selecting and developing certain software applications and for commercializing such products, most likely through licensing to PeopleSoft, Inc.
("PeopleSoft").

        The Company has not yet commenced significant operations, and its only activity to date has been the initial funding provided by PeopleSoft, which owns all of the Company's outstanding Common Stock. Accordingly, no statement of operations or statement of cash flows is presented.

2.      Certain Transactions with PeopleSoft (unaudited)

        On November 10, 1998, the Board of Directors of Momentum authorized the Company to enter into certain agreements with PeopleSoft including a Development and License Agreement (the "Development Agreement"), a Services Agreement (the "Services Agreement") and a Marketing and Distribution Agreement (the "Marketing Agreement"). In addition, under the Company's Certificate of Incorporation, PeopleSoft will have an option, for a specified amount of time, to purchase all of the outstanding shares of the Momentum Class A Common Stock.

        Under the proposed terms of the Development Agreement, PeopleSoft will grant to Momentum, at no charge, a worldwide license to use its PeopleTools(R) rapid application development environment and architecture solely to develop products accepted for development under the Development Agreement.

        Under the proposed terms of the Development Agreement, Momentum will be required to spend all of the funds contributed by PeopleSoft for the development and acquisition of software products and related technologies under the Development Agreement and for related administrative expenses. Momentum is not expected to have staffing or facilities to perform under the Development Agreement on its own. Momentum is expected to spend most of these funds to pay PeopleSoft for the costs of these activities. PeopleSoft will charge Momentum 110% of PeopleSoft's fully-burdened costs of these services (salaries and benefits, plus overhead).

        Under the proposed terms of the Services Agreement, PeopleSoft will provide Momentum with administrative services, including accounting, finance, human resource and legal services at a fee equal to 1% of the development costs incurred under the Development Agreement.

3.      Common Stock (unaudited)

        Prior to the Distribution contemplated by this prospectus, the Company intends to restate its Certificate of Incorporation to provide for two classes of common stock, Class A Common Stock and Class B Common Stock. The common stockholders of PeopleSoft will receive one share of Momentum Class A Common Stock for each 50 shares of PeopleSoft common stock held on the record date. The shares of

Momentum Common Stock held by PeopleSoft on the record date will be converted into 1,000 shares of Momentum Class B Common Stock.

4.      Preferred Stock (unaudited)

        Prior to the Distribution contemplated by this prospectus, the Company intends to restate its Certificate of Incorporation to provide for 2,000,000 shares of Preferred Stock. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preference, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series.

                      MOMENTUM BUSINESS APPLICATIONS, INC.

                             PRO FORMA BALANCE SHEET

                                NOVEMBER 10, 1998
                                   (UNAUDITED)


        The following pro forma balance sheet should be read in conjunction with the audited balance sheet and notes of Momentum Business Applications, Inc. as of November 10, 1998. The pro forma balance sheet is presented to show the financial position of Momentum following the receipt of the remainder of $300,000,000 in cash contributed by PeopleSoft, the conversion of 1,000 shares of Momentum's Common Stock owned by PeopleSoft into 1,000 shares of Momentum's Class B Common Stock, and the issuance to PeopleSoft of shares of Momentum Class A Common Stock prior to the Distribution.


                                                         ASSETS
                                                                                                        As Adjusted As
                                                                                   Pro Forma            of November 10,
                                                               Unadjusted         Adjustments                1998
                                                              -------------      -------------          -------------

Cash ......................................................      $ 1,000         $ 299,999,000(a)       $ 300,000,000
                                                                 =======         =============          =============

                                                 STOCKHOLDERS' EQUITY

Common Stock, $0.001 par value, 1,000 shares authorized,
     1,000 shares issued and outstanding (none as adjusted)      $     1         $          (1)(b)      $          --

Class A Common Stock, $0.001 par value, 10,000,000
     shares authorized, 4,750,000 shares to be issued and
      outstanding as adjusted .............................           --                  4,750(c)              4,750

Class B Common Stock, $0.001 par value, 1,000 shares
      authorized, 1,000 shares to be issued and outstanding
      as adjusted .........................................           --                      1(b)                  1

Preferred Stock, $0.001 par value, 2,000,000 shares
   authorized, no shares issued and outstanding ...........           --                    --                     --

Additional paid-in capital ................................          999                (4,750)(c)        299,995,249
                                                                                    299,999,000(a)
                                                                 -------          -------------          -------------
     Total stockholders' equity ...........................      $ 1,000          $ 299,999,000          $ 300,000,000
                                                                 =======          =============          =============

--------

(a) To reflect the receipt of the remainder of the $300,000,000 contribution from PeopleSoft.

(b) To reflect the conversion of 1,000 shares of Momentum's Common Stock held by PeopleSoft into 1,000 shares of Momentum Class B Common Stock.

(c) To reflect the issuance of 4,750,000 shares of Momentum Class A Stock to the stockholders of PeopleSoft.

                                PEOPLESOFT, INC.
                             PRO FORMA BALANCE SHEET

                               SEPTEMBER 30, 1998
                                   (UNAUDITED)


        The following pro forma balance sheet should be read in conjunction with the unaudited balance sheet and notes of PeopleSoft as of September 30, 1998 which are incorporated by reference from PeopleSoft's quarterly report on Form 10-Q. The pro forma balance sheet is presented to show the financial position of PeopleSoft following the contribution of $300,000,000 to Momentum, the initial purchase by PeopleSoft of 1,000 shares of Momentum Common Stock, and the subsequent distribution of one share of Momentum Class A Common Stock for each 50 shares of PeopleSoft held.


                                                                               Pro Forma
                                                         Unadjusted           Adjustments          As Adjusted
                                                         -----------          -----------          -----------
                     ASSETS                                                 (in thousands)
                                                         -----------------------------------------------------
Current assets:
  Cash and cash equivalents                              $   474,905          $        (1)(a)      $   174,905
                                                                                 (299,999)(b)
  Short term investments                                     150,974                                   150,974
  Accounts receivable, net                                   351,612                                   351,612
  Deferred income taxes                                       39,613                                    39,613
  Other current assets                                        38,504                                    38,504
                                                         -----------          -----------          -----------
    Total current assets                                   1,055,608             (300,000)             755,608

Property and equipment, at cost                              282,633                                   282,633
  Less accumulated depreciation and amortization            (112,236)                                 (112,236)
                                                         -----------                               -----------
                                                             170,397                                   170,397

Investments                                                   51,742                                    51,742
Investment in Momentum                                            --                    1 (a)               --
                                                                                  299,999 (b)
                                                                                 (300,000)(c)
Deferred income taxes                                          7,371                                     7,371
Capitalized software, less accumulated amortization            8,878                                     8,878
Other assets                                                  12,110                                    12,110
                                                         -----------          -----------          -----------
                                                         $ 1,306,106          $  (300,000)         $ 1,006,106
                                                         ===========          ===========          ===========

----------

(a) To reflect the formation of Momentum and the initial purchase of 1,000 shares of Momentum Common Stock for $1,000.

(b) To reflect the balance of the $300 million contributed to Momentum prior to the Distribution.

(c) To reflect the Distribution of Momentum Class A Common Stock to PeopleSoft stockholders.

                                PEOPLESOFT, INC.
                             PRO FORMA BALANCE SHEET
                                   (CONTINUED)

                               SEPTEMBER 30, 1998
                                   (UNAUDITED)




                                                                              Pro Forma
                                                            Unadjusted       Adjustments          As Adjusted
                                                           -----------       -----------          -----------
 LIABILITIES AND STOCKHOLDERS' EQUITY                                      (in thousands)
Current liabilities:
  Accounts payable and accrued liabilities                 $    80,894                            $    80,894
  Accrued compensation and related expenses                    102,584                                102,584
  Income taxes payable                                          28,781                                 28,781
  Deferred revenue                                             397,648                                397,648
                                                           -----------                            -----------
    Total current liabilities                                  609,907                                609,907


Long term deferred revenue                                      58,537                                 58,537
Other long term liabilities                                     19,529                                 19,529

Stockholders' equity:
  Common stock                                                   2,502                                  2,502
  Additional paid-in capital                                   303,767                                303,767
  Accumulated foreign currency translation adjustment           (2,611)                                (2,611)
  Retained earnings                                            314,475       $  (300,000)(c)           14,475
                                                           -----------       -----------          -----------
                                                               618,133          (300,000)             318,133
                                                           -----------       -----------          -----------
                                                           $ 1,306,106       $  (300,000)         $ 1,006,106
                                                           ===========       ===========          ===========

----------

(c) To reflect the Distribution of Momentum Class A Common Stock to PeopleSoft stockholders.

                                                                       EXHIBIT A

          OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED



                           [Merrill Lynch Letterhead]

                               December ___, 1998


Board of Directors
PeopleSoft, Inc.
4460 Hacienda Drive
Pleasanton, CA 94588

Gentlemen:

You have advised us that PeopleSoft, Inc. ("PeopleSoft") intends to distribute (the "Distribution") to its stockholders shares of Class A Common Stock (the "Momentum Shares") of Momentum Business Applications, Inc. ("Momentum"). The Distribution is described in detail in the prospectus (the "Prospectus"), filed as part of a registration statement on Form S-1/S-3 (Reg. no. 333-67363 /333-09652), which is to be sent to PeopleSoft stockholders in connection with the Distribution. You have asked us for our opinion as to whether or not, from a financial point of view, the Distribution is fair to the stockholders of PeopleSoft. Each capitalized term used but not defined herein shall have the meaning ascribed thereto in the Prospectus.

In arriving at the opinion set forth below, we have, among other things:

o reviewed the Prospectus including the following items as presented or referred to therein: (i) the terms and conditions of the Distribution, (ii) the Marketing Agreement, (iii) the Development Agreement, (iv) the Services Agreement, (v) the Distribution Agreement and (vi) the Certificate of Incorporation of Momentum including the Purchase Option;

o conducted discussions with members of the senior management of PeopleSoft with respect to the businesses and prospects of PeopleSoft and Momentum and the strategic objectives of each;

o conducted discussions concerning the Distribution with other representatives and advisors of PeopleSoft, including its independent public accountants;

o reviewed the financial and other information concerning PeopleSoft (with and without Momentum) that was publicly available or furnished to us by PeopleSoft, including information provided during discussions with the senior management of PeopleSoft;

o reviewed historical trading prices and volume of the Common Stock of PeopleSoft (the "PeopleSoft Common Stock"); and

o reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available (including the information contained in the Prospectus), and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of PeopleSoft (with or without Momentum) or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of PeopleSoft. With respect to the financial forecast information furnished to or discussed with us by PeopleSoft, we have assumed it has been reasonably prepared and reflects the best currently available estimates and judgment of PeopleSoft's management as to the expected future financial performance of PeopleSoft and Momentum.

We have also assumed that: (i) the Distribution will occur as described in the Prospectus, and (ii) after the Distribution, Momentum will be accounted for as an entity independent of PeopleSoft.

Our opinion is necessarily based upon market, economic and other conditions, including but not limited to generally accepted accounting principles, as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. It is further understood that this Opinion does not consider any future changes to such conditions that may occur following the date of this Opinion which may adversely affect PeopleSoft's ability to pursue its financial and strategic objectives. We note that trading in the PeopleSoft Common Stock and the Momentum Shares for a period following completion of the Distribution may be characterized by a redistribution of the shares of the PeopleSoft Common Stock and the Momentum Shares among existing PeopleSoft stockholders and other investors and, accordingly, during such period, the PeopleSoft Common Stock and the Momentum Shares may trade at prices below those at which they would trade on a fully distributed basis. We are not expressing any opinion herein as to the price at which the PeopleSoft Common Stock will actually trade after the announcement date of the Distribution or the price at which the Momentum Shares will actually trade after the Distribution. In addition, this opinion does not address the valuation or future performance of Momentum as an independent public company following the Distribution, nor does it address the adequacy of defensive measures included (A) in the Certificate of Incorporation (as amended or restated) or the Bylaws of Momentum with respect to
(i) the rights of the holders of Momentum Shares or (ii) the rights of PeopleSoft as holder of shares of the Class B Common Stock of Momentum, or (B) in the agreements between PeopleSoft and Momentum entered into in connection with the Distribution. We express no opinion as to whether the funds contributed by PeopleSoft to Momentum will be adequate to accomplish the objective of successfully developing the intended software products.

We are acting as financial advisor to PeopleSoft in connection with the Distribution and will receive a fee for our services, which fee is contingent upon the consummation of the Distribution. In addition, PeopleSoft has agreed to indemnify us for certain liabilities arising out of our engagement. We may continue to provide financial advisory or financing services to PeopleSoft and may receive fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade PeopleSoft common stock, and we may, in the future trade Momentum Shares for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of PeopleSoft.

On the basis of and subject to the foregoing, as of the date hereof, it is our opinion that, from a financial point of view, the Distribution is fair to the stockholders of PeopleSoft. Our conclusions are based on information available to us as of the date of this letter.

Very truly yours,

================================================================================

Through and including           , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.


                                4,750,000 SHARES


                      MOMENTUM BUSINESS APPLICATIONS, INC.


                              CLASS A COMMON STOCK




                             ----------------------

                                   PROSPECTUS

                             ----------------------





                                DECEMBER __, 1998


================================================================================

                                            PART II

                            INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses incurred by Momentum Business Applications, Inc. ("Momentum") and PeopleSoft, Inc. ("PeopleSoft") in connection with the distribution of the securities being registered which will be paid by PeopleSoft. All amounts are estimated except the SEC Registration Fee and the Nasdaq National Market Application Fee.


SEC Registration Fee.......................................................    $           83,400
Nasdaq National Market Application Fee.....................................    $
Financial Advisory Fees and Expenses.......................................    $
Blue Sky Qualification Fees and Expenses...................................    $
Accounting Fees and Expenses...............................................    $
Legal Fees and Expenses (including Blue Sky)...............................    $
Transfer Agent and Registrar Fees..........................................    $
Printing and Engraving.....................................................    $
Miscellaneous..............................................................    $
                                                                               ------------------
Total......................................................................    $
                                                                               ==================


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        As permitted by the Delaware General Corporation Law, both Momentum and PeopleSoft have included in their Certificates of Incorporation a provision to eliminate the personal liability of their directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of Momentum and PeopleSoft require the companies to (i) indemnify their officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and (ii) advance expenses to their officers and directors as incurred in connection with proceedings against them for which they may be indemnified. Momentum and PeopleSoft have entered into indemnification agreements with their officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the companies, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. Momentum and PeopleSoft believe that its charter provisions and the indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

        Momentum and PeopleSoft understand that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

        In November 1998, Momentum sold 1,000 shares of its Common Stock to PeopleSoft for an aggregate cash purchase price of $1,000 in a transaction exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) thereof. In connection with the Distribution contemplated by this Registration Statement, the 1,000 shares of Momentum Common Stock held by PeopleSoft will be converted into 1,000 shares of Momentum Class B Common Stock in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


      EXHIBIT
       NUMBER   DESCRIPTION
       ------   ----------------------------------------------------------------
        3.1     Certificate of Incorporation of Momentum

        3.2     Bylaws of Momentum

        3.3 Form of Restated Certificate of Incorporation of Momentum (to be effective prior to the Distribution)

        5.1     Opinion of Wilson Sonsini Goodrich & Rosati as to legality of
                Momentum Class A Common Stock

        5.2     Opinion of Wilson Sonsini Goodrich & Rosati as to legality of
                PeopleSoft Common Stock

        8.1*    Opinion of Wilson Sonsini Goodrich & Rosati as to tax matters


       10.1     Form of Development and License Agreement between PeopleSoft and
                Momentum

       10.2 Form of Marketing and Distribution Agreement between PeopleSoft and Momentum

       10.3     Form of Services Agreement between PeopleSoft and Momentum

       10.4     Form of Distribution Agreement between PeopleSoft and Momentum

       10.5     Form of Officers' and Directors' Indemnification Agreement

       23.1     Consent of Ernst & Young LLP, Independent Auditors

       23.2     Consent of Ernst & Young LLP, Independent Auditors

       23.3     Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit
                5.1)

       23.4*    Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

       24.1+    Power of Attorney (Reference is made to page II-5)

-----------

*    To be filed by Amendment.

+    Previously filed.

ITEM 17.  UNDERTAKINGS

        The undersigned Registrants, PeopleSoft and Momentum, each hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions set forth in Item 14 above, or otherwise, the Registrant has been advised in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred, or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and the Registrant will be governed by the final adjudication of such issue.

        PeopleSoft hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Momentum Business Applications, Inc. has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California on November 24, 1998.

                                            MOMENTUM BUSINESS APPLICATIONS, INC.


                                            By:  /s/ ANEEL BHUSRI
                                                 -------------------------------
                                                 Aneel Bhusri,
                                                 President


        Pursuant to the requirements of the Securities Act of 1933, this Amendment No.1 to a Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.




            SIGNATURE                            TITLE                               DATE
------------------------------    -----------------------------------          -----------------

        /s/ ANEEL BHUSRI          President, Chief Financial Officer,          November 24, 1998
------------------------------    Secretary and Director (Principal
          Aneel Bhusri            Executive, Financial and Accounting
                                  Officer)

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, PeopleSoft, Inc. has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California on November 24 1998.

                                PEOPLESOFT, INC.


                                By:     /s/ David A. Duffield
                                        ----------------------------------------
                                        David A. Duffield
                                        President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.



            SIGNATURE                              TITLE                             DATE
-------------------------------   -----------------------------------------    -----------------

/s/ DAVID A. DUFFIELD             Chairman of the Board, President and         November 24, 1998
-------------------------------   Chief Executive Officer (Principal
David A. Duffield                 Executive Officer)


/s/ RONALD E.F. CODD              Senior Vice President of Finance and         November 24, 1998
-------------------------------   Chief Financial Officer (Principal
Ronald E. F. Codd                 Financial Officer)


/s/ ALFRED J. CASTINO*            Senior Vice President of Finance and         November 24, 1998
-------------------------------   Administration, Chief Accounting Officer
Alfred J. Castino                 and Corporate Controller (Principal
                                  Accounting Officer)


-------------------------------   Director                                     November __, 1998
Dr. Edgar F. Codd


/s/ ALBERT W. DUFFIELD*           Director                                     November 24, 1998
-------------------------------
Albert W. Duffield


/s/ A. GEORGE BATTLE*             Director                                     November 24, 1998
-------------------------------
A. George "Skip" Battle



/s/ GEORGE J. STILL, JR.*         Director                                 November 24, 1998
-------------------------------
George J. Still, Jr.


/s/ CYRIL J. YANSOUNI*            Director                                 November 24, 1998
-------------------------------
Cyril J. Yansouni


*by:  /s/ RONALD E.F. CODD
      -------------------------
      Ronald E. F. Codd
      Attorney in Fact


                                  EXHIBIT INDEX

      EXHIBIT
       NUMBER   DESCRIPTION
       ------   ----------------------------------------------------------------
        3.1     Certificate of Incorporation of Momentum

        3.2     Bylaws of Momentum

        3.3 Form of Restated Certificate of Incorporation of Momentum (to be effective prior to the Distribution)

        5.1     Opinion of Wilson Sonsini Goodrich & Rosati as to legality of
                Momentum Class A Common Stock

        5.2     Opinion of Wilson Sonsini Goodrich & Rosati as to legality of
                PeopleSoft Common Stock

        8.1*    Opinion of Wilson Sonsini Goodrich & Rosati as to tax matters


       10.1     Form of Development and License Agreement between PeopleSoft and
                Momentum

       10.2 Form of Marketing and Distribution Agreement between PeopleSoft and Momentum

       10.3     Form of Services Agreement between PeopleSoft and Momentum

       10.4     Form of Distribution Agreement between PeopleSoft and Momentum

       10.5     Form of Officers' and Directors' Indemnification Agreement

       23.1     Consent of Ernst & Young LLP, Independent Auditors

       23.2     Consent of Ernst & Young LLP, Independent Auditors

       23.3     Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit
                5.1)

       23.4*    Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

       24.1+    Power of Attorney (Reference is made to page II-5)

-----------

*    To be filed by Amendment.

+    Previously filed.